EXHIBIT 3.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE SOUTHERN DISTRICT OF NEW YORK

In re:	)
	)	Case No. 09-50026 (REG)
MOTORS LIQUIDATION COMPANY, et al.,	)	Chapter 11
f/k/a General Motors Corp., et al.,	)	(Jointly Administered)
)
Debtors.	)

ENVIRONMENTAL RESPONSE TRUST
CONSENT DECREE AND SETTLEMENT AGREEMENT
AMONG DEBTORS,
THE ENVIRONMENTAL RESPONSE TRUST ADMINISTRATIVE TRUSTEE,
THE UNITED STATES,
THE STATES OF DELAWARE, ILLINOIS, INDIANA, KANSAS, MICHIGAN,
MISSOURI, NEW JERSEY, NEW YORK, OHIO, WISCONSIN, COMMONWEALTH
OF VIRGINIA, THE LOUISIANA DEPARTMENT OF ENVIRONMENTAL
QUALITY, THE MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL
PROTECTION, THE DEPARTMENT OF ENVIRONMENTAL PROTECTION OF
THE COMMONWEALTH OF PENNSYLVANIA AND THE SAINT REGIS
MOHAWK TRIBE

TABLE OF CONTENTS

I.	DEFINITIONS			6

II.	JURISDICTION			11

III.	PARTIES BOUND; SUCCESSION AND ASSIGNMENT			11

IV.	PURPOSES AND FORMATION OF THE ENVIRONMENTAL RESPONSE TRUST			11

		Funding Adjustments		17
		Appointment and Duties of the Administrative Trustee		22
		Environmental Response Trust Administration and Accounts		24
		a.	Cleanup and Redevelopment Managers	24
		b.	Approval of Annual Cleanup Budgets and Emergency
			Environmental Actions	26
		c.	Administrative Funding Account	29
		d.	Cushion Funding Account	32
		e.	Minimum Estimated Property Funding Accounts and Reductions	35
		f.	Reserve Property Funding Accounts and Reductions	36
		g.	Transfer of Excess Funds in Property Funding Accounts	37
	.	GM-IFG Syracuse Site		37
		Sale or Transfer of Environmental Response Trust Property		38
		Notice of the Sale		38
		Criteria for the Sale		38
		Proceeds from the Sale		39
		Cleanup as Part of the Sale		39
		GMNA Car – Wilmington Site		40
		Protections from Future Environmental Liability		41
		Coordination of Redevelopment and the Environmental Action		43
		Sales of Property After Execution of Settlement Agreement But Prior to the Effective Date		44
		Audits of the Environmental Response Trust		45
		Completion of Environmental Actions		45
		Access to Property		46
		Existing Financial Assurance in Massachusetts		46
		Existing Financial Assurance in Illinois		47
		Existing Financial Assurance in Michigan		47
		Disposition of Estate Assets Upon Termination of Trust		48
		Miscellaneous Provisions		49

V.	ALTERNATIVE DISPUTE RESOLUTION			53

VI.	OUTSTANDING OBLIGATIONS			53

VII.	COVENANTS NOT TO SUE	55
	Financial Assurance	56

VIII.	RESERVATION OF RIGHTS AND REGULATORY AUTHORITY	59

IX.	CONTRIBUTION PROTECTION	63

X.	PUBLIC COMMENT	64

XI.	JUDICIAL APPROVAL	65

XII.	PLAN	65

XIII.	RETENTION OF JURISDICTION	65

XIV.	EFFECTIVENESS OF SETTLEMENT AGREEMENT	66

XV.	SIGNATORIES/SERVICES	66

ATTACHMENT A – Environment Response Trust Property Funding for Environmental Actions

ATTACHMENT B – Properties with Existing and Prospective Contracts for Demolition Activities

ATTACHMENT C – Environmental Response Trust Agreement

ATTACHMENT D – Motors Liquidation Company Bonds and Insurance Instruments for Owned Properties

ii

ENVIRONMENTAL RESPONSE TRUST

CONSENT DECREE AND SETTLEMENT AGREEMENT

WHEREAS, this Environmental Response Trust Consent Decree and Settlement Agreement (the “Settlement Agreement”) is made and entered as of the 20th day of October, 2010, by and among MOTORS LIQUIDATION COMPANY (“MLC”), formerly known as General Motors Corporation (“General Motors Corp.”), Remediation and Liability Management Company, Inc. (“REALM”) and Environmental Corporate Remediation Company, Inc. (“ENCORE”) (collectively the “Debtors”); the UNITED STATES OF AMERICA (the “United States”); the States of DELAWARE, ILLINOIS, INDIANA, KANSAS, MICHIGAN, MISSOURI, NEW JERSEY, NEW YORK, OHIO, VIRGINIA and WISCONSIN and the LOUISIANA DEPARTMENT OF ENVIRONMENTAL QUALITY, the MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION and DEPARTMENT OF ENVIRONMENTAL PROTECTION OF THE COMMONWEALTH OF PENNSYLVANIA, (collectively the “States”); the SAINT REGIS MOHAWK TRIBE (the “Tribe”); and EPLET, LLC, not individually but solely in its representative capacity as Administrative Trustee of the Environmental Response Trust established hereby (the “Administrative Trustee”).
WHEREAS, on June 1, 2009, General Motors Corp. and three wholly-owned direct or indirect subsidiaries filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in this Court (the “Bankruptcy Court”); then, on October 9, 2009, REALM and ENCORE each filed voluntary petitions for relief under chapter 11 in the Bankruptcy Court.  The Debtors’ cases are being jointly administered in the Bankruptcy Court.  The Debtors’ cases are collectively referred to as the “Bankruptcy Cases;”

WHEREAS, on June 1, 2009, General Motors Corp. also filed a motion to approve the sale of substantially all of its assets pursuant to 11 U.S.C. § 363;
WHEREAS, as part of the sale of assets, General Motors Corp. excluded from the sale certain real property and personalty it owned;
WHEREAS, on July 5, 2009, the Bankruptcy Court approved the sale of assets to NGMCO, Inc. (a/k/a Newco), now known as General Motors Company (“New GM”);
WHEREAS, following the sale of assets, General Motors Corp. was renamed Motors Liquidation Company (“MLC”), and has continued to own and manage the real property assets excluded from the sale to Newco;
WHEREAS, the Debtors have environmental liabilities at certain of the properties set forth and defined in Attachment A (the “Properties”) and many of those Properties have been and/or will be the subject of environmental response activities and other work;
WHEREAS, on June 25, 2009, the Bankruptcy Court, pursuant to Bankruptcy Code Section 363, entered a Final Order Pursuant to Bankruptcy Code Sections 105(a), 361, 362, 364 and 507 and Bankruptcy Rules 2002, 4001 and 6004 (a) Approving a DIP Credit Facility and Authorizing the Debtors to Obtain Post-Petition Financing Pursuant Thereto, (b) Granting related Liens and Super-Priority Status, (c) Authorizing the Use of Cash Collateral and (d) Granting Adequate Protection to Certain Pre-Petition Secured Parties (the “DIP Order”), pursuant to which the United States Department of the Treasury (“U.S. Treasury”) and Export Development Canada (“EDC”) lent MLC $950 million in funding under a debtor-in-possession credit agreement (“DIP Loan”) for purposes of, among other things, the orderly winding down of MLC’s affairs;

WHEREAS, on July 5, 2009, the Bankruptcy Court amended the DIP Order and entered an Order Pursuant to Bankruptcy Code Sections 105(a), 361, 362, 363, 364 and 507 and Bankruptcy Rules 2002, 4001 and 6004 (a) Approving Amendment to DIP Credit Facility to Provide for Debtors’ Post-Petition Wind-Down Financing, pursuant to which the U.S. Treasury and EDC increased their loan to MLC from $950 million to $1.175 billion in DIP Loan funding for the orderly winding down of MLC’s affairs;
WHEREAS, the United States on behalf of the Environmental Protection Agency (“U.S. EPA”), the States and the Tribe (U.S. EPA, the States and the Tribe are hereinafter referred to collectively as the “Governments”) have alleged that MLC and/or affiliated Debtors are potentially responsible or liable parties with respect to the Properties and surrounding areas where Hazardous Substances have migrated, are continuing to migrate, or otherwise have or will come to be located, and are obliged as an owner of the Properties to comply with applicable law including state and federal environmental laws;
WHEREAS, the United States on behalf of U.S. EPA has alleged that it has incurred past response costs, and/or may incur future response costs, under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§ 9601-9675, in connection with certain Properties for which Debtors allegedly are liable and that Debtors are liable for all post-petition response costs and the performance of Environmental Actions under CERCLA relating to the Properties as an owner thereof;
WHEREAS, the States and the Tribe have alleged that they have incurred past response costs, and/or may incur future response costs, under CERCLA or state environmental laws and, in connection with certain Properties for which Debtors are liable, that Debtors are liable for all post-petition environmental response costs and the performance of Environmental Actions under CERCLA or state law relating to the Properties as an owner thereof;
WHEREAS, the Governments have alleged that the Debtors have liabilities in connection with several of the Properties to implement closure and post-closure work and corrective action work, and perform any necessary action with respect to any imminent and substantial endangerment to health or the environment as required by the Resource Conservation and Recovery Act (“RCRA”), 42 U.S.C. §§ 6901 et seq. and State environmental statutes, including any permits or orders issued thereunder;
WHEREAS, on November 28, 2009, the United States timely filed duplicate copies of a Proof of Claim against MLC both in the Bankruptcy Court and directly with Debtors’ claims agent, and the two copies of the identical Proof of Claim were assigned Nos. 67362 and 64064, and on April 16, 2010, filed Proofs of Claim against REALM and ENCORE which were assigned Nos. 70254 and 70255, respectively, (collectively, the “U.S. Environmental Proofs of Claim”).  The U.S. Environmental Proofs of Claim protectively set forth, inter alia, claims or causes of action for future work with respect to the Properties, and set forth claims for past costs for the Properties;
WHEREAS, various of the States timely filed Proofs of Claim in the Bankruptcy Cases as follows:  Nos. 48416 (Delaware); 44875 (against MLC) and 70228 (against REALM) (Illinois); 59181 (against MLC) (Indiana); 45638 (Kansas); 65349 (Massachusetts Department of Environmental Protection); 60528 (against MLC) and 70233 (against REALM) (Michigan Department of Natural Resources and Environment); 60897 (against MLC), 70235 (against REALM) (Missouri); 44869 and 48352 (New Jersey); 50587 (New York); 50676 (against MLC) and 70234 (against REALM) (Ohio); and 44759 (Wisconsin), which, inter alia, set forth claims and causes of action under environmental laws in connection with the Properties.  Such proofs of claim filed by the States are hereinafter referred to as the “State Environmental Proofs of Claim”.  Certain of the States’ Environmental Proofs of Claim protectively set forth, inter alia, claims or causes of action for future work with respect to the Properties, and set forth claims for past costs for the Properties;
WHEREAS, the Tribe timely filed Proof of Claim No. 59086 (against MLC) in the Bankruptcy Cases setting forth claims or causes of action under environmental laws with respect to the Massena, New York Property.  The proof of claim filed by the Tribe is hereinafter referred to as the “Tribe Proof of Claim”;
WHEREAS, the Tribe Proof of Claim, State Environmental Proofs of Claim and the U.S. Environmental Proofs of Claim are hereinafter referred to collectively as the “Government Proofs of Claim”;
WHEREAS, on August 31, 2010, the Debtors filed a chapter 11 Plan of Liquidation (“Plan”), which as amended will annex and incorporate the terms of this Settlement Agreement;
WHEREAS, Debtors and the Governments have agreed to enter into this Settlement Agreement in connection with the Properties as provided herein, which will place certain of the Properties and certain other assets of Debtors into an environmental response trust, to settle, compromise and resolve their disputes relating to the Properties, as provided herein;
WHEREAS, the Governments have agreed to the provisions and language of this Settlement Agreement based on the unique facts and circumstances present in this case, and nothing in this Settlement Agreement shall be treated as having any precedential value in any other bankruptcy;

WHEREAS, in consideration of, and in exchange for, the promises and covenants herein, the parties hereby agree to the terms and provisions of this Settlement Agreement;
WHEREAS, the obligations undertaken by Debtors pursuant to this Settlement Agreement are in the nature of compromises and it is the position of the Governments that these obligations are less than the Governments would seek in the absence of this settlement; and
WHEREAS, this Settlement Agreement is fair, reasonable, and in the public interest, and is an appropriate means of resolving the matters addressed in this Settlement Agreement.
NOW, THEREFORE, without the admission of liability or any adjudication on any issue of fact or law, and upon the consent and agreement of the parties by their authorized attorneys and authorized officials, it is hereby agreed as follows:
I.      DEFINITIONS
1. Unless otherwise expressly provided herein, terms used in this Settlement Agreement that are defined in CERCLA, RCRA, state environmental law or their respective regulations, or in the Bankruptcy Code shall have the meaning assigned to them in CERCLA, RCRA, state environmental law or their respective regulations, or in the Bankruptcy Code, as applicable.  Whenever terms listed below are used in this Settlement Agreement, the following definitions shall apply:
2. “Administrative Funding Account” shall mean the funding held by the Environmental Response Trust for the costs necessary for the administration of the Environmental Response Trust and the orderly wind-down of the Properties, including, but not limited to, administrative and personnel costs, including professional and legal fees, security, utilities, maintenance, property taxes, property marketing costs, and demolition costs unrelated to Environmental Actions.  Such funding shall be set aside in separate dedicated subaccounts.

Funds in the Administrative Funding Account shall not be used by the Administrative Trustee to fund any Environmental Action.
3. “Administrative Funding Reserve Account” shall mean the funding held by the Environmental Response Trust in a separate dedicated account for the express purpose of being used by the Administrative Trustee to fund actual or projected shortfalls in the Administrative Funding Account identified by the Administrative Trustee prior to the third anniversary of the Effective Date.  Such shortfalls are strictly limited to unexpectedly high demolition costs and Property holding costs and unexpectedly low proceeds derived from rental of Properties or proceeds derived from the sale of Properties or personalty.  The Administrative Funding Reserve Account shall not be used under any circumstances to fund any Environmental Action or any administrative or personnel matters, including legal or professional matters.
4. “Administrative Trustee” shall mean (i) EPLET, LLC, not individually but solely in its representative capacity as Administrative Trustee, by and through Elliott Laws, not individually but solely in his representative capacity as president, manager or managing member of the Administrative Trustee, of the Environmental Response Trust that is created pursuant to this Settlement Agreement, the accompanying Environmental Response Trust Agreement (the “Trust Agreement”) and the Debtors’ Plan, as detailed in, inter alia, Paragraphs 42-44 of this Settlement Agreement, and (ii) any successor thereto.
5. “Annual Cleanup Budget” shall mean the annual budget for Environmental Actions for each Property including any amendments thereto, as described in, inter alia, Paragraphs 43, 44, and 49 through 51 of this Settlement Agreement.

6. “Cleanup Manager” shall mean an employee of the Environmental Response Trust or the Administrative Trustee with responsibilities for certain Environmental Actions and related activities at Properties located in a specified geographic area, as described in, inter alia, Paragraphs 45-47 of this Settlement Agreement.
7. “Cushion Funding Account” shall mean the funding held by the Environmental Response Trust that is available for Environmental Actions at any of the Properties under the circumstances described in Paragraphs 57 and 58 of this Settlement Agreement.
8. “Effective Date” shall mean the day on which the Plan becomes effective in accordance with its terms and the Bankruptcy Court’s order confirming the Plan.
9. “Environmental Action” shall mean any response, removal, investigation, sampling, remediation, reclamation, closure, post-closure, corrective action, engineering controls, institutional controls, deed restrictions, oversight costs and OMM activities authorized or required under law with respect to a Property.
10. “Environmental Response Trust” shall mean the Environmental Response Trust created pursuant to this Settlement Agreement, the Trust Agreement, and the Plan.
11. “Environmental Response Trust Protected Parties” shall mean the Administrative Trustee, individually and/or in its capacity as official representative of the Environmental Response Trust, and the Environmental Response Trust’s and the Administrative Trustee’s shareholders, members, officers, managers, directors, employees (including but not limited to the Cleanup Managers and the Redevelopment Manager), attorneys, and agents, if any, solely in their capacities as such.  For avoidance of doubt, the Environmental Response Trust is not an Environmental Response Trust Protected Party.

12. “Final Order” shall mean a court order that has not been reversed, stayed, modified, or amended, and as to which (i) the time to appeal, seek review, rehearing or remand, or petition for certiorari has expired and no timely filed appeal or petition for review, rehearing, remand or certiorari is pending; or (ii) any appeal taken or petition for certiorari filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought.
13. “Governments” shall mean the United States, the States, and the Tribe.
14. “Hazardous Substances” shall mean all materials, substances, or wastes defined, designated, regulated or classified as hazardous, toxic or radioactive, under any federal or state environmental law, whether by type or by quantity, and shall include but not be limited to petroleum or any derivative or by-product thereof and asbestos-containing materials.
15. “Lead Agency” shall mean the agency designated as such for each Property, as reflected on Attachment A, Column 7 to this Settlement Agreement.  For each Property, the Lead Agency shall either be the U.S. EPA, or an agency of the State in which the Property is located.  The U.S. EPA and the State in which a Property is located may provide the Administrative Trustee with joint written notice that the Lead Agency for the Property has changed.
16. “Long Term OMM Property Funding Account” shall mean the funding (if any) to be held by the Environmental Response Trust and to be set aside in separate dedicated subaccounts for each Property and preserved for OMM with respect to each Property beginning ten years after the Effective Date.
17. “Minimum Estimated Property Funding Account” shall mean the funding to be held by the Environmental Response Trust, and to be set aside in separate dedicated subaccounts for each Property, that has been estimated as the minimum amount of funding with respect to Environmental Actions with respect to each Property.
18. “OMM” shall mean operation, monitoring and maintenance activities required as Environmental Action.
19. “Plan” means the Chapter 11 Plan of Liquidation filed by Debtors on August 31, 2010, as amended, modified and supplemented from time to time and incorporating this Settlement Agreement.
20. “Properties” shall mean the 89 properties set forth on Attachment A.
21. “Redevelopment Manager” shall mean the employee of the Environmental Response Trust or the Administrative Trustee with responsibilities relating to the return of Properties to beneficial use, as described in, inter alia, Paragraph 48 of this Settlement Agreement.
22. “Reserve Property Funding Account” shall mean the funding to be held by the Environmental Response Trust, and to be set aside in separate dedicated subaccounts for each Property, that has been estimated as an appropriate amount of reserve funding with respect to Environmental Actions with respect to each Property for use in performing Environmental Actions with respect to each Property upon exhaustion of the Minimum Estimated Property Funding Account.
23. “States” shall mean the States (or Commonwealths) of Delaware, Illinois, Indiana, Kansas, Michigan, Missouri, New Jersey, New York, Ohio, Virginia, and Wisconsin, the Louisiana Department of Environmental Quality, the Massachusetts Department of Environmental Protection, and the Department of Environmental Protection of the Commonwealth of Pennsylvania.

24. “Support Agency” shall mean the agency listed as such for each Property on Attachment A Column 8 to this Settlement Agreement.  Where a State agency is the Lead Agency, U.S. EPA will be the Support Agency; where U.S. EPA is the Lead Agency, a State Agency and/or St. Regis Mohawk Tribe will be the Support Agency or Agencies.
25. “Tribe” shall mean the Saint Regis Mohawk Tribe.
26. “United States” shall mean the United States of America, and all of its agencies, departments, and instrumentalities, including the U.S. EPA and the U.S. Treasury.
II.           JURISDICTION
27. The Bankruptcy Court has jurisdiction over the subject matter hereof pursuant to 28 U.S.C. §§ 157, 1331, and 1334.
III.           PARTIES BOUND; SUCCESSION AND ASSIGNMENT
28. This Settlement Agreement applies to, is binding upon, and shall inure to the benefit of the parties hereto, their legal successors and assigns, and any trustee, examiner or receiver appointed in the Bankruptcy Cases.
IV.           PURPOSES AND FORMATION OF THE ENVIRONMENTAL RESPONSE TRUST
29. The purpose of the Environmental Response Trust shall be to conduct, manage and/or fund Environmental Actions with respect to certain of the Properties, including the migration of Hazardous Substances emanating from certain of the Properties, in accordance with the provisions of this Settlement Agreement and the Trust Agreement; to reimburse the Lead Agency for Environmental Actions it conducts or has agreed to pay for with respect to the Properties; to own certain of the Properties, carry out administrative and property management functions related to the Properties and pay associated administrative costs; and to try to sell or transfer the Properties owned by the Environmental Response Trust with the objective they be put to productive or beneficial use.  The Environmental Response Trust is separate and distinct from the Debtors, and is formed for the purposes expressly set forth herein.
30. On the Effective Date and simultaneously with the payments to the Environmental Response Trust under Paragraph 32 hereof and pursuant to the Plan, Debtors shall transfer, assign and deliver to the Environmental Response Trust all of their rights, title, and interest in and to each of the Properties, including, without limitation, all of their fee ownership in the Properties and other Environmental Response Trust Assets as defined in the Environmental Response Trust Agreement, including all appurtenances, rights, easements, rights-of-way, mining rights, mineral rights, mineral claims, appurtenant groundwater rights, associated surface water rights, claims, and filings, permits, or other interests, including all personalty, related to the Properties (including without limitation all fixtures, improvements, and equipment located thereon as of the Effective Date).  After the establishment and funding of, and the conveyance of the Properties owned by Debtors to, the Trust as provided in this Settlement Agreement, the Debtors and their successors, assigns, officers, directors and employees in their respective capacities as such shall have no further role or residual interest with respect to the Trust or the Properties other than as expressly provided in Paragraphs 41, 93, 100 through 104 of this Settlement Agreement, nor shall they have any further liability, duty or obligation in connection with the matters resolved in this Settlement Agreement, including all environmental claims and other environmental liabilities asserted in any proof of claim filed by the Governments with respect to the Properties, other than as expressly reserved in Paragraphs 41, 93, 100 through 104 of this Settlement Agreement.  Pursuant to section 1146 of the Bankruptcy Code, the following shall not be subject to any stamp tax, transfer tax, intangible tax, recording fee, or similar tax, charge, or expense to the fullest extent provided for under the Code: (i) the issuance, transfer, or exchange of any securities, instruments, or documents; (ii) the creation of any lien, mortgage, deed of trust, or other security interest; or (iii) the making or assignment of any lease or sublease or the making or delivery of any deed or other instrument of transfer under, pursuant to, in furtherance of, or in connection with the Plan or the sale or transfer of any assets of the Debtors into the Environmental Response Trust; any deeds, bills of sale, or assignments executed in connection with and in furtherance of the Plan; the Confirmation Order; this Settlement Agreement; the Trust Agreement; or the Environmental Response Trust, which are being entered into and created in connection with the Plan.
31. The transfer of ownership of the Properties and personalty to the Environmental Response Trust shall be a transfer pursuant to the Plan of all of the Debtors’ rights, title and interests therein, and such transfer of the Properties and personalty (i) shall be as is and where is, with no warranties of any nature whatsoever; (ii) shall, except for any statutory liens for property and ad valorem taxes not yet due and payable against the Properties, to the maximum extent permitted by law, be made free and clear of all claims, liens and interests, including but not limited to liens for the payment of monetary claims, such as property taxes, liens held for costs related to Environmental Actions undertaken prior to the Effective Date, or other monetary claims asserted or that could have been asserted in the Bankruptcy Cases, but shall remain subject to any existing in rem claims that do not secure payment of monetary claims (such as easements or deed restrictions), and all liens, claims or security interests of the lenders under the DIP Loan pursuant to the DIP Credit Agreement (as defined in the Plan) and any order of the Bankruptcy Court approving the DIP Credit Agreement, provided, however, that the Required Lenders (as defined in the DIP Credit Agreement) hereby consent to the sale of all Properties or personalty securing those liens, claims and interests if such sale is made in accordance with the approved annual budget and the provisions of this Settlement Agreement, the Trust Agreement and the Plan; (iii) shall be subject to any rights of the Governments under this Settlement Agreement or the Trust Agreement; and (iv) shall be accomplished by quitclaim deed, in a form substantially similar to the quitclaim deed attached as Exhibit B to the Trust Agreement, and/or personal property bill of sale without warranty, all such conveyance documents to be agreed to in form by the Debtors and the Environmental Response Trust, provided that in no event shall the conveyance include any warranty whatsoever by the grantor by virtue of the grant document or statutory or common law or otherwise.  The Debtors, or the entity administering the Plan for the benefit of the creditors, as applicable, shall cooperate with the Governments and the Administrative Trustee to record or cause to be recorded in the appropriate real property records the transfer documents with respect to the Properties within five business days of the Effective Date.  Debtors shall pay all property and ad valorem taxes relating to the Properties and other assets owned by the Environmental Response Trust that are due on or prior to the Effective Date (and the Environmental Response Trust shall not be liable for such taxes), and the Environmental Response Trust shall pay all property and ad valorem taxes relating to the Properties and other assets owned by the Environmental Response Trust that are due after the Effective Date.  On the Effective Date, the Debtors shall execute and record releases of any liens or security interests held by any of the Debtors or any creditors against any Property, provided, however that the liens or security interests against any Property or personalty held by the Required Lenders under the DIP Loan shall not be released prior to, and shall be released upon, the

Environmental Response Trust’s completion of a sale of such Property or personalty.  After Debtors execute this Settlement Agreement, Debtors shall not further encumber the Properties or Debtors’ other interests therein and shall maintain the Properties, including the improvements thereon and the fixtures thereto that are related to Environmental Actions in the condition that they exist as of the date of such execution, except to the extent that ongoing Environmental Actions require otherwise or, with respect to demolition activities at Properties with existing and prospective contracts for demolition activities listed on Attachment B.  Notwithstanding anything to the contrary herein or in the Plan, the lenders under the DIP Credit Agreement shall maintain any and all liens on any Collateral (as defined in the DIP Credit Agreement) and any transfer of that Collateral to the Environmental Response Trust shall not be made free and clear of the liens of the lenders under the DIP Credit Agreement, provided however that the Required Lenders hereby consent to the expenditure or sale of all Collateral securing those liens, claims and interests if such sale is made in accordance with the approved annual budget and the provisions of this Settlement Agreement, the Trust Agreement and the Plan.
32. On the Effective Date, and subject to adjustments as provided in Paragraph 36 of this Settlement Agreement as applicable, Debtors shall make a payment to fund the Environmental Response Trust in the amount of no less than $641,434,945; and the Debtor shall pay or cause to be paid to the Expendable Trust as defined in Paragraph 79 of this Agreement in the amount of $786,944, and the 807 Trust Fund as defined in Paragraph 80 of this Agreement in the amount of $102,390.  The Environmental Response Trust funding amount consists of (i) a Minimum Estimated Property Funding Account containing funding with respect to each Property as set forth on Attachment A Column 2 attached hereto and totaling $295,036,131,

(ii) a Reserve Property Funding Account containing funding with respect to each Property as set forth on Attachment A Column 3 attached hereto and totaling $52,065,197, (iii) a Long Term OMM Property Funding Account containing funding (if any) for each Property as set forth in Attachment A Column 4 attached hereto and totaling $84,099,794; (iv) the Cushion Funding Account totaling $68,233,823; (v) the Administrative Funding Account in an amount of no less than $102 million; and (vi) the Administrative Funding Reserve Account totaling $40 million.
33. Environmental Response Trust funding of the Minimum Estimated Property Funding Accounts, Reserve Property Funding Accounts, and Long Term OMM Property Funding Accounts shall be held in trust in segregated trust subaccounts for each Property as provided in this Settlement Agreement and the Trust Agreement.  Environmental Response Trust funding with respect to the Administrative Funding Account and the Cushion Funding Account each shall be held in trust in a segregated trust subaccount as provided in this Settlement Agreement.  Funding from a subaccount for a Property may not be used for another Property except as otherwise expressly provided by and in accordance with this Settlement Agreement.
34. All interest earned in a subaccount shall be retained in such subaccount and used only for the same purposes as the principal in that subaccount as provided in this Settlement Agreement, subject to any reallocation provided for in accordance with the terms of this Settlement Agreement.
35. Notwithstanding any other provision of this Settlement Agreement or the Trust Agreement, “separately dedicated subaccounts” may be accomplished by accounting entries and nothing herein shall preclude the Administrative Trustee from commingling funds solely for investment or administrative purposes, provided, however, that the Administrative Funding Account and Administrative Reserve Funding Account shall not be commingled with any other accounts under any circumstances.
Funding Adjustments.
36. (a) The amount of funding provided with respect to any Property in the Minimum Estimated Property Funding Account and Reserve Property Funding Account shall be reduced on the Effective Date to reflect actual expenditures by the Debtors at the Property for third party contractor costs for Environmental Actions at the Property (1) that were paid by Debtors between July 1, 2010, and October 31, 2010, except to the extent already credited under Attachment A, provided that the costs for which the Debtors are seeking reduction were approved in writing by the Lead Agency (including approval of an estimate of such costs), and (2) any actual expenditures by the Debtors at the Property for third party contractor costs for Environmental Actions with respect to a Property between November 1, 2010 and the Effective Date will be a reduction provided that such costs were pre-approved in writing by the Lead Agency (including pre-approval of an estimate of such costs).  In no event shall any reductions be made for Environmental Actions performed by Debtors between July 1, 2010, and the Effective Date that exceed either the cost for them in the Property’s Minimum Estimated Property Funding Account or Reserve Property Funding Account or any approval or pre-approval of such costs.  Following completion of any such Environmental Action and payment thereof, Debtors shall provide documentation to the Lead Agency of the exact amount of the expenditure.  In no event shall reductions be made for expenditures of Debtors that are not reimbursements of expenditures for and payments to third party contractors.  In no event shall reductions be made for expenditures of Debtors on any property that is not related to a Property set forth on Attachment A hereto.  Any reductions or payments under this Paragraph are subject to the approval in writing of the Lead Agency that the reductions or payments are consistent with this Paragraph.  Any disputes under this Paragraph shall be resolved by the Bankruptcy Court.
(b) The amount of funding provided with respect to the Administrative Funding Account shall be adjusted on the Effective Date to reflect actual expenditures by the Debtors, as a result of any delay in the Effective Date beyond December 31, 2010, for administrative costs that were part of Debtors projected budget for the Administrative Funding Account.  Such adjustment shall be subject to the approval of the U.S. Treasury.
37. Debtors shall, on or before the Effective Date, directly reimburse a Lead Agency for costs expended by the Lead Agency for Environmental Actions with respect to a Property between June 1, 2009 and December 31, 2010 for Properties transferred to the Environmental Response Trust by MLC, or October 9, 2009 and December 31, 2010 for Properties transferred to the Environmental Response Trust by REALM or ENCORE, provided that (i) the applicable Debtor, the Lead Agency, and U.S. Treasury agree that the costs for which the Lead Agency is seeking reimbursement were included in the Property’s Minimum Estimated Property Funding Account or Reserve Property Funding Account or were for Emergency Environmental Actions within the meaning of Paragraph 49; and (ii) the amount of funding provided with respect to any Property in the Minimum Estimated Property Funding Account and Reserve Property Funding Account is reduced on the Effective Date to reflect actual payments made by the Debtors to the Lead Agency.  In the event of a dispute between the relevant Debtor, the United States, and/or Lead Agency regarding the Debtor’s reimbursement of costs incurred by the Lead Agency as provided for in this Paragraph, the Bankruptcy Court shall resolve the dispute.  Any costs expended by the Lead Agency for Environmental Actions with respect to a Property between January 1, 2011 and the Effective Date will be included in, and reimbursed by the Trust after the Effective Date pursuant to the Property’s first approved Annual Cleanup Budget provided that those costs were included in the Property’s Minimum Estimated Property Funding Account or Reserve Property Funding Account or were for Emergency Environmental Actions within the meaning of Paragraph 49.  Under no circumstances will the Debtors or the Environmental Response Trust under this Paragraph pay any costs expended by the Governments in connection with any work relating to Debtors’ bankruptcy proceedings.
38. The United States shall be the sole beneficiary of the Environmental Response Trust.
39. The United States, the States, and the Tribe shall have the rights and powers set forth in this Settlement Agreement and the Trust Agreement, and nothing shall limit their ability to enforce those rights and powers, including but not limited to (i) the right to file suit against Debtors or the Administrative Trustee for failure to fund on the Effective Date the Environmental Response Trust’s Minimum Estimated Property Funding Accounts, Reserve Property Funding Accounts, Long Term OMM Property Funding Accounts and Cushion Funding Account as set forth in this Settlement Agreement; (ii) the right to file suit against the Environmental Response Trust or the Environmental Response Trust Protected Parties at any time for fraud or willful misconduct (with all funds recovered in any such action to be restored to the Environmental Response Trust subaccount from which they were taken); or (iii) the right to file suit against the Administrative Trustee as set forth in Paragraphs 50, 101, 102, and 103 of this Settlement Agreement, provided, however, that the Bankruptcy Court shall have exclusive jurisdiction over any issues relating to (a) approval of budgets and expenditures of budgeted funds (provided further however, that if the Administrative Trustee enters into a consent decree or administrative order on consent, then the Governments may enforce the expenditure of budgeted funds to comply with such consent decree or administrative order on consent in other courts having jurisdiction), (b) changes to a Property’s Minimum Estimated Property Funding, Reserve Property Funding and Long Term OMM Property Funding, if any, (c) access to Cushion Funding Account funds, (d) disputes involving the Administrative Funding Account, or (e) the removal of the Administrative Trustee.  Notwithstanding the foregoing, in no event shall the Environmental Response Trust Protected Parties be personally liable for any monetary damages other than for a finding of fraud or willful misconduct by Final Order, except as otherwise agreed in writing by the relevant Environmental Response Trust Protected Parties.
40. The Environmental Response Trust shall have no objective or authority to engage in any trade or business.  The sale, lease or other disposition of some or all of a Property by the Environmental Response Trust shall not be deemed an engagement in any trade or business.  The Environmental Response Trust, by and through its Administrative Trustee, the Debtors, and the Lead Agency for each of the Properties shall exchange information and reasonably cooperate to determine the appropriate disposition of any executory contracts or unexpired leases that relate to the relevant Property.
41. With the exception of documents and information relating to the Properties and other assets of the Environmental Response Trust, including but not limited to personalty, stored at the facilities of Iron Mountain Inc. (the “Iron Mountain Documents”), no later than January 1, 2011, and at such earlier time as may be practicable, Debtors shall provide to the Administrative Trustee copies of or access to all documents and other materials in the care, custody or control of Debtors, their professionals, consultants and/or contractors that: (i) contain or relate to environmental information regarding the Properties and other assets of the Environmental Response Trust, including but not limited to personalty, (e.g., field notes, data packages, historical documentation, cost estimations, summaries, other information, and databases including but not limited to all data included in the IDEA database, models, cost estimates, reports, correspondence, etc.); (ii) contain or relate to non-environmental information concerning the management of the Properties and other assets of the Environmental Response Trust, including but not limited to personalty, or prospective sale or other disposition of the Properties and other assets of the Environmental Response Trust, including but not limited to personalty; and (iii) contain or relate to any information concerning the implementation of and the spending of money associated with MLC’s 10-Year Plan of Liquidation Financial Forecast as it relates to the Properties.  Prior to 30 days after the Effective Date, Debtors shall transmit all such documents and materials not already in the possession of the Administrative Trustee to the Administrative Trustee, and upon the Effective Date the Environmental Response Trust shall become the owner of the information in the IDEA database related to the Properties.  With respect to the Iron Mountain Documents, (i) prior to January 1, 2011, Debtors will undertake reasonable efforts to reach agreement with New GM on a process to transfer any Iron Mountain Documents requested by the Administrative Trustee to the Environmental Response Trust no later than July 31, 2011; and (ii) on the Effective Date, Debtors shall transfer all their rights to the Iron Mountain Documents, including their rights to copies of and access to such documents to the Administrative Trustee.  The United States shall provide to the Administrative Trustee, the States and the Tribe: (a) The Brattle Group, Inc.’s (“Brattle’s”) tables showing the estimated timing and amount of future costs for Environmental Actions by Property; (b) Brattle’s updated spreadsheet showing the estimated timing and amount of future costs for Environmental Actions by Property as of August 13, 2010; (c) cost backup documents in Brattle’s possession not provided in the data included in the IDEA database; and (d) Brattle’s Environmental Action summaries for the Properties.
Appointment and Duties of the Administrative Trustee.
42. EPLET, LLC, not individually but solely in its representative capacity as Administrative Trustee, by and through Elliott Laws, not individually but solely in his representative capacity as president, manager or managing member of the Administrative Trustee, is appointed as the Administrative Trustee to administer the Environmental Response Trust in accordance with this Settlement Agreement and the Trust Agreement substantially in the form attached hereto as Attachment C.  The term of the Administrative Trustee shall be for five years at which time the Administrative Trustee may be re-appointed or terminated by the Bankruptcy Court upon recommendation by the United States after consultation with the States and the Tribe.  The Bankruptcy Court may remove the Administrative Trustee prior to the end of its five-year term for “good cause” shown by the United States or any of the States, and appoint a new Administrative Trustee upon recommendation by the United States after consultation with the States and the Tribe.  “Good cause” in this context shall mean a finding by the Bankruptcy Court that the Environmental Response Trust Administrative Trustee (i) committed fraud or willful misconduct after the Effective Date in relation to the Environmental Response Trust Administrative Trustee’s duties under the Environmental Response Trust; (ii) has in any material respect, as a result of negligence, exacerbated conditions at any of the Properties; (iii) has been seriously or repeatedly deficient or seriously or repeatedly negligent or late in the performance of its duties, or (iv) has violated the provisions of this Settlement Agreement or the Trust Agreement.
43. The Administrative Trustee shall be responsible for implementing the purposes of the Environmental Response Trust, including overseeing the development of budgets, retaining and overseeing professionals to conduct Environmental Actions, entering into and overseeing the implementation of all contracts binding the Environmental Response Trust, executing agreements, preparing and filing all required plans and reports with the Lead Agencies, handling accounting and legal matters for the Environmental Response Trust, establishing funding objectives, monitoring the performance of the Cleanup and Redevelopment Managers and other administrative tasks.  The Administrative Trustee shall, consistent with the terms of this Settlement Agreement, the Trust Agreement and the approved cleanup budgets for Properties, conduct, manage and/or fund Environmental Actions with respect to the Properties; arrange for the implementation of certain Environmental Actions with respect to Properties; reimburse the Lead Agency for Environmental Actions with respect to a Property consistent with the approved Annual Cleanup Budget; manage the Properties and pay associated administrative costs; manage and allocate funds in the Minimum Estimated Property Funding Accounts, Reserve Property Funding Accounts, Long Term OMM Property Funding Accounts, the Administrative Funding Account and the Cushion Funding Account; and seek to sell or transfer the Properties so that they can be put to productive or beneficial use.
44. The Administrative Trustee is authorized to expend funds from the Minimum Estimated Property Funding Account, the Reserve Property Funding Account, and the Long Term OMM Property Funding Account so long as all such expenditures are consistent with the terms of this Settlement Agreement, the Trust Agreement and the approved Annual Cleanup Budget described in Paragraphs 49 and 50 of this Settlement Agreement and the Trust Agreement.
Environmental Response Trust Administration and Accounts
a. Cleanup and Redevelopment Managers
45. The Environmental Response Trust or Administrative Trustee shall employ a Cleanup Manager for (a) the Properties in the State of Michigan, (b) the Properties in the State of New York, (c) the Properties in the States of Delaware, Louisiana and Ohio and the Commonwealths of Massachusetts, Pennsylvania, and Virginia, collectively, and (d) the Properties in the States of Illinois, Indiana, Kansas, Missouri, New Jersey and Wisconsin, collectively.  The Cleanup Managers’ compensation and expenses will be paid from the Administrative Funding Account.  Each Cleanup Manager shall be subject to the disapproval of the applicable Lead Agencies.  The Lead Agency may request that the Administrative Trustee replace the Cleanup Manager whose responsibilities include the Properties within the Lead Agency’s jurisdiction.  Each Cleanup Manager will report to and be subject to the supervision of the Administrative Trustee and will be responsible for working with the Lead Agencies to arrange for the implementation of Environmental Actions at each Property consistent with the approved Annual Cleanup Budget.  The Administrative Trustee may replace the Cleanup Manager at any time, provided that the new Cleanup Manager is subject to the disapproval of the applicable Lead Agencies.
46. The Administrative Trustee may delegate to the Cleanup Managers the authority to enter into contracts without the written authorization of the Administrative Trustee provided that (i) the total amount of the contract does not exceed $100,000 or, in the case of the Massena Property, $250,000; (ii) the terms of such contracts are consistent with approved Annual

Cleanup Budgets for the Properties ; (iii) the terms of such contracts are consistent with this Settlement Agreement and the Trust Agreement; (iv) the Cleanup Manager provides a copy of such contract to the Administrative Trustee upon execution of the contract; and (v) the Cleanup Manager keeps the Administrative Trustee apprised of all matters relating to such contracts.  Where the above requirements are met, each Cleanup Manager has the discretion to enter into contracts for periods longer than one year where appropriate to maximize the efficiency or effectiveness of remediation.  The Administrative Trustee and/or Cleanup Manager shall require appropriate liability insurance from each contractor or consultant hired to perform work.
47. The Lead Agency may require the use of competitive bidding for the selection of Environmental Action contractors and consultants.  The Lead Agency shall have the right to disapprove the selection of an Environmental Action contractor or consultant for good cause.  To the extent a Lead Agency maintains an approved list of Environmental Action contractors or consultants, it shall be good cause for a Lead Agency’s disapproval of the selection of an Environmental Action contractor or consultant if that contractor or consultant is not on the Lead Agency’s approved list.  The Lead Agency may require that an Environmental Action contractor or consultant working at a Property on the Effective Date be utilized, provided that the continued use of the contractor or consultant would be cost effective.  No earlier than four (4) years from the Effective Date, and at any time thereafter in connection with the Annual Cleanup Budget process, the Administrative Trustee may propose the reduction of the number of Cleanup Managers and/or the reallocation of the Properties for which each Cleanup Manager is responsible, if such reduction and/or reallocation would be cost effective.  Such proposal shall be subject to the approval of the applicable Lead Agencies, which shall not be unreasonably withheld.
48. The Environmental Response Trust or Administrative Trustee shall employ a Redevelopment Manager who will report to and be subject to the supervision of the Administrative Trustee and will assist the Administrative Trustee in dealing with the sale, lease or redevelopment of the Properties owned by the Environmental Response Trust.  The Redevelopment Manager’s duties will include consulting with applicable federal and state officials working on redevelopment issues and affected communities where the Property is located.  The Redevelopment Manager’s compensation and expenses will be paid from the Administrative Funding Account.
b.           Approval of Annual Cleanup Budgets and Emergency Environmental Action.
23. (i) Each Cleanup Manager shall, under the supervision of the Administrative Trustee, develop a proposed Annual Cleanup Budget with respect to each Property under its control detailing expenditures for Environmental Actions that are consistent with the funding available for such Property and the terms of this Settlement Agreement and the Trust Agreement.  The Annual Cleanup Budget for each Property shall include work to be undertaken in the upcoming year and shall include projections of work to occur during the following years to ensure continuity of work.  The work to be undertaken may be work to be performed by the Environmental Response Trust or work to be performed by the Lead Agency and reimbursed by the Environmental Response Trust provided that the work performed by the Lead Agency is consistent with the approved cleanup budget.  The Administrative Trustee shall review and, if necessary, revise the proposed Annual Cleanup Budget to ensure sufficient funding with respect to the budgeted Environmental Action.  The

Administrative Trustee shall provide each proposed Annual Cleanup Budget to the appropriate Lead Agency for approval which shall not be unreasonably withheld.  During the course of a budgeted year, the Lead Agency may request, or the Administrative Trustee may propose for the Lead Agency’s approval, which shall not be unreasonably withheld, the amendment of the approved Annual Cleanup Budget for a Property to provide additional funding consistent with applicable requirements under environmental law and taking into account the funding available for Environmental Actions with respect to the Property.  The Administrative Trustee shall provide a copy of any proposed budget or amendment and any approved budget or amendment to the Support Agency, which may provide comments to the Administrative Trustee and the Lead Agency.  The Support Agency shall not have standing to challenge the budget.
(ii) In the event of an emergency at a Property requiring the performance of an Environmental Action within hours or days of the Administrative Trustee first receiving notice of the emergency, if the emergency does not permit sufficient time to amend the Annual Budget for that Property, the Administrative Trustee may utilize funding from the Property’s Minimum Estimated Property Funding Account and/or Reserve Property Funding Account to undertake the Environmental Actions necessary to respond to the emergency (the “Emergency Environmental Actions”).  If the Administrative Trustee does not undertake an Emergency Environmental Action, the Administrative Trustee may reimburse the Lead Agency (or the Support Agency, if the Lead Agency and Administrative Trustee concur in writing and the concurrence of the Trustee shall not be unreasonably withheld) for such Emergency Environmental Action from the Property’s Minimum Property Funding Account or Reserve Property Funding Account provided that the Administrative Trustee and the Lead

Agency (or Support Agency) agree in advance to a cap in the total amount of the funding, which must be sufficient to maintain flexibility to address conditions in the field, for such Emergency Environmental Action, and further provided that sufficient funds to cover the Emergency Environmental Action remain in the Property’s Minimum Property Funding Account and/or Reserve Property Funding Account.  Nothing in this subparagraph shall preclude the payment or reimbursement of the Emergency Environmental Action through the annual budget or budget amendment process.
50. If the Lead Agency and the Administrative Trustee are unable to resolve any dispute relating to the approval of the Administrative Trustee’s proposed Annual Cleanup Budget or any proposed amendment thereto, then the Lead Agency or Administrative Trustee may petition the Bankruptcy Court to resolve the dispute.  Where the potential impact of the dispute is unlikely to cause the ultimate cost of the Environmental Action to exceed the funds in the Minimum Estimated Property Funding Account and the Reserve Property Funding Account, then the Bankruptcy Court shall decide the petition based on the totality of the evidence and the Administrative Trustee will bear the burden of proving by a preponderance of the evidence that (i) the Lead Agency’s disapproval of the Annual Cleanup Budget, (ii) the Lead Agency’s disapproval of a request by the Administrative Trustee to amend the approved Annual Cleanup Budget, or (iii) the Lead Agency’s request for an amendment to the approved Annual Cleanup Budget was unreasonable.  If the Lead Agency and the Administrative Trustee are unable to resolve the dispute where the potential impact of the dispute could reasonably be expected to cause the ultimate cost of the Environmental Action to exceed the funds in the Minimum Estimated Property Funding Account and the Reserve Property Funding Account, then the Bankruptcy Court shall decide the petition based on the totality of the evidence and the Lead Agency shall bear the burden of proving by clear and convincing evidence that (a) its disapproval of the proposed Annual Cleanup Budget, (b) its disapproval of an amendment to the Annual Cleanup Budget, or (c) its request for an amendment to the approved Annual Cleanup Budget is based on material information, a material event, or a material condition at the Property that was not reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the funding with respect to the Property.  If the Administrative Trustee fails to fund the work provided for in the approved Annual Cleanup Budget or the approved amended Annual Cleanup Budget, or fails to reimburse the Lead Agency for performing such work, then the Lead Agency has the right to file suit against the Administrative Trustee in his official capacity in the Bankruptcy Court in accordance with the terms of this Settlement Agreement and the Trust Agreement.  In no event shall the Environmental Response Trust Protected Parties be personally liable for any monetary damages other than for a finding of fraud or willful misconduct by Final Order.
51. Upon agreement of the Lead Agency and the Administrative Trustee, the Lead Agency and Administrative Trustee shall engage in non-binding informal dispute resolution prior to petitioning the Bankruptcy Court to resolve any dispute over the proposed Annual Cleanup Budget or a request that the approved Annual Cleanup Budget be amended.
c.      Administrative Funding Account.
52.  The Administrative Trustee shall administer the Administrative Funding Account and the Administrative Funding Reserve Account.  The purpose of the Administrative Funding Account is to provide funding with respect to costs necessary for the administration of the Environmental Response Trust and the orderly wind-down of the Properties, including, but not limited to, administrative and personnel costs, including professional and legal fees, and

Property holding costs (security, utilities, maintenance, property taxes), Property marketing costs, and demolition costs unrelated to Environmental Actions.  The Administrative Funding Account shall be partially funded on the Effective Date in an amount no less than $102 million subject to adjustments as provided in Paragraph 36, and partially funded from income derived from the sale and/or lease of the Properties and the sale and/or lease of other assets, such as fixtures, improvements, and equipment located on the Properties as of the Effective Date that are not necessary to conduct or complete Environmental Actions.  The Administrative Trustee shall develop an annual budget for all expenditures from the Administrative Funding Account based on the most cost-effective use of the funds.  The Administrative Trustee shall provide a copy of the annual budget for the Administrative Funding Account to the U.S. Treasury for approval.  Each approved administrative budget shall include line items for emergency and unanticipated expenditures.  After approval, the Administrative Trustee shall provide a copy of the approved annual budget for the Administrative Funding Account to the United States, the States, and the Tribe.  The Administrative Trustee is authorized to expend Administrative Funding Account funds consistent with the terms of this Settlement Agreement, the Trust Agreement, the Budget (as defined in the Plan) and the approved annual budget described in this Paragraph.
53. The purpose of the Administrative Funding Reserve Account is to fund actual or projected shortfalls in the Administrative Funding Account identified by the Administrative Trustee prior to the third anniversary of the Effective Date.  Such shortfalls are strictly limited to unexpectedly high demolition costs and Property holding costs and unexpectedly low proceeds derived from rental of Properties or proceeds derived from the sale of Properties.  The Administrative Funding Reserve Account shall be funded on the Effective Date in an amount totaling $40 million and shall not be used under any circumstances to fund any Environmental Action or any administrative or personnel matters, including legal and professional fees, other than as provided for under this Paragraph.  In no event shall any disbursements be made from the Administrative Funding Reserve Account without prior approval by the U.S. Treasury.  In the event that the Administrative Trustee’s application for funding from the Administrative Funding Reserve Account is approved by the U.S. Treasury, the approved amount in Administrative Reserve Funding shall be transferred to the Administrative Funding Account and shall be subject to all provisions otherwise applicable to Administrative Funding.  Any funds remaining in the Administrative Funding Reserve Account after the third anniversary of the Effective Date shall be returned to the U.S. Treasury.
54.  On or before the third anniversary of the Effective Date and semi-annually thereafter, the Administrative Trustee shall, in consultation with the U.S. Treasury, determine whether the amounts in the Administrative Funding Account exceed the amount of funds necessary to complete the tasks enumerated in Paragraph 52 of this Settlement Agreement.  If the Administrative Trustee makes such a determination, it shall reduce the amounts in the Administrative Funding Account and transfer such funds to the U.S. Treasury and Canada.  The amount and basis for any such reductions will be provided in writing to the U.S. Treasury and Canada with copies to U.S. EPA, the States, and the Tribe no fewer than ten days prior to the proposed reduction and transfer.  The U.S. Treasury and Canada may petition the Bankruptcy Court for relief relating to the failure by the Administrative Trustee to follow the budget for the Administrative Funding Account or to make reductions and transfers in accordance with this section.  The Bankruptcy Court shall decide the petition based on the totality of all of the evidence submitted.  Notwithstanding anything to the contrary herein, in the Plan or in the Bankruptcy Court’s order confirming the Plan, in the event any cash funding remains in the Administrative Funding Account and Administrative Funding Reserve Account after all obligations imposed on the Environmental Response Trust and the Administrative Trustee pursuant to this Settlement Agreement, the Trust Agreement, and the Plan have been satisfied, the Administrative Trustee shall pay the remaining cash funding to the U.S. Treasury and EDC by wire transfer or immediately available funds to an account designated by the U.S. Treasury and EDC respectively, ratably in accordance with their respective interests in the DIP Credit Agreement Claims (as defined in the Plan).
d.      Cushion Funding Account.
55. The Administrative Trustee shall administer the Cushion Funding Account.  The purpose of the Cushion Funding Account is to provide portfolio-wide backup funding with respect to any of the Properties where the Minimum Estimated Property Funding and Reserve Property Funding have been exhausted, or the Long Term OMM Property Funding has been exhausted, and additional funding is necessary to undertake or complete the Environmental Action.  An additional purpose of the Cushion Funding Account is to provide funding with respect to Properties where no funding is allocated and unforeseeable conditions are discovered or arise which require funding to undertake Environmental Action.  The Governments have entered into this Settlement Agreement and the Trust Agreement in significant reliance on the availability of the Cushion Funding Account for any of the Properties.  In order to preserve funding in the account, there shall be a presumption against using Cushion Funding absent the showing set forth below.  This standard shall not apply to a shortfall in the Long Term OMM Property Funding with respect to a Property.

56. For purposes of this Paragraph as well as Paragraphs 50, 55, 57, 58 and 60, in deciding whether information, an event, or condition was reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding amounts and Reserve Property Funding amounts for a Property within the meaning of Paragraphs 50, 57, 58, and 60, the following shall not be considered to have been reasonably foreseeable: (i) remedy failure; or (ii) the discovery of significant unknown contamination requiring a material change in the scope of an Environmental Action, including, but not limited to, a material change in the amount or toxicity of known contamination.  In deciding whether information, an event, or condition was reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding amounts and Reserve Property Funding amounts for a Property, the Administrative Trustee shall consider the Lead Agency’s submissions to the Administrative Trustee, the data included in the IDEA database, all documents or other materials provided to the Environmental Response Trust by the United States as required by Paragraph 41 of this Settlement Agreement, and any information provided to the Environmental Response Trust by the Debtors as required by Paragraph 41 of this Settlement Agreement to the extent this information was provided to or exchanged with the relevant Governments at the time they participated in connection with the development of the Minimum Estimated Property Funding amounts and Reserve Property Funding amounts for the Property.
57. The Administrative Trustee shall determine if it is appropriate for funds from the Cushion Funding Account to be included in the proposed Annual Cleanup Budget.  The Administrative Trustee’s decision shall be based on the following criteria:  (i) the Minimum Estimated

Property Funding and Reserve Property Funding has been exhausted or will be exhausted during the year covered by the proposed Annual Cleanup Budget; (ii) the basis for additional funds is directly related to material information, a material event or a material condition at the Property that was not reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding and Reserve Property Funding with respect to the Property; and (iii) the funds in the Cushion Funding Account are sufficient to address the Lead Agency’s request and any other budget requests for other Properties made for that calendar year.  It is acknowledged that unforeseeable conditions may be discovered or arise at a Property resulting in increased costs of Environmental Actions.  Remedy failure or the discovery of significant unknown contamination requiring a material change in the scope of response action which did not form the basis of the Minimum Estimated Property and Reserve Property Funding shall not be considered reasonably foreseeable within the meaning of this Section.  In the event that, within ten years after the Effective Date, the Minimum Estimated Funding and Reserve Funding with respect to a Property have been exhausted and no Cushion Funding is available, but Long Term OMM Property Funding with respect to the Property remains, the Long Term OMM Property Funding shall become available to fund Environmental Actions with respect to the Property.
58. A Lead Agency may request in writing that the Administrative Trustee include funds from the Cushion Funding Account in the Annual Cleanup Budget for a Property.  If the Administrative Trustee denies such a request, it shall provide the requesting Lead Agency with written notice of its decision for such denial.  If the Lead Agency and the Administrative Trustee are unable to resolve the dispute within a reasonable time, either party may petition the Bankruptcy Court to resolve the dispute.  The Bankruptcy Court shall decide the petition on the totality of the evidence submitted and the Lead Agency bears the burden of proving by clear and convincing evidence that the funding request is necessary because the basis for additional funds is directly related to material information, a material event or a material condition at the Property that was not reasonably foreseeable at the time Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding and Reserve Property Funding with respect to the Property.  The sole exception to this standard is if the Long Term OMM Property Funding has been exhausted.  If the Long Term OMM Property Funding has been exhausted, then the Bankruptcy Court will decide the petition based on the totality of all of the evidence submitted.
59. Any decision by the Administrative Trustee to expend Cushion Funding Account funds pursuant to an Annual Cleanup Budget shall be provided to all of the Lead and Support Agencies thirty days in advance of the date on which the Administrative Trustee intends to use such funds, unless such funds are intended to be used on an emergency basis to respond to an imminent and substantial endangerment to human health or the environment, in which case written notice shall be provided as soon as practical.  A Lead or Support Agency has standing to challenge the Administrative Trustee’s decision to use Cushion Funding Account funds and may petition the Bankruptcy Court to resolve the dispute.  The Bankruptcy Court shall decide the petition on the totality of the evidence submitted and the Lead or Support Agency challenging the decision shall bear the burden of proving by clear and convincing evidence that the Administrative Trustee’s decision was arbitrary and capricious.
e.      Minimum Estimated Property Funding Accounts and Reductions.

60. The Governments have entered into this Settlement Agreement and the Trust Agreement in significant reliance on the availability of the Minimum Estimated Property Funding Account provided for each Property.  There shall be a presumption against any reductions in amounts allocated for each Property absent the showing as set forth below.  Any time after three years from the Effective Date, the Administrative Trustee may reduce the amount of the Minimum Estimated Property Funding Account for a Property if it determines that the basis for reducing the funds is directly related to material information, a material event or a material condition at the Property that was not reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding with respect to the Property.  Prior to reducing the Minimum Estimated Property Funding Account for a particular Property, the Trustee must provide thirty days advance written notice to the Lead Agency and Support Agency for the Property, setting forth the basis for reducing the funding.  If the Lead Agency or Support Agency disputes the Administrative Trustee’s proposed reduction, and the parties are unable to resolve the dispute, then the Administrative Trustee may petition the Bankruptcy Court to allow the reduction.  The Bankruptcy Court shall decide the petition based on the totality of the evidence submitted and the Administrative Trustee shall bear the burden of proving by clear and convincing evidence that the proposed reduction in the Minimum Estimated Property Funding Account for a particular Property is directly related to material information, a material event or a material condition at the Property that was not reasonably foreseeable at the time the Lead Agency and/or Support Agency participated in the development of the Minimum Estimated Property Funding with respect to the Property.
f.      Reserve Property Funding Accounts and Reductions.

61. The Governments have entered into this Settlement Agreement and the Trust Agreement in significant reliance on the availability of the Reserve Property Funding Account provided for each Property.  Any time after three years from the Effective Date, the Administrative Trustee may reduce the Reserve Property Funding Account for a Property based upon circumstances that changed from the time the funding was established for the Property.  Prior to reducing the Reserve Property Funding Account for a particular Property, the Trustee must provide thirty days’ advance written notice to the Lead Agency and the Support Agency for the Property, setting forth the basis for reducing the funding.  If the Lead Agency or the Support Agency disputes the Administrative Trustee’s proposed reduction, and the parties are unable to resolve the dispute, then the Administrative Trustee may petition the Bankruptcy Court to allow the reduction.  The Bankruptcy Court shall decide the petition based on the totality of the evidence that the proposed reduction leaves sufficient funding to complete the Environmental Action with respect to such Property.
g.      Transfer of Excess Funds in Property Funding Accounts.
62. The Administrative Trustee shall transfer any agreed-to or Bankruptcy Court-approved reduction in the Minimum or Reserve Property Funding Account for any Property to the Minimum or Reserve Property Funding Account for one or more other Properties in the same State where Cushion Funding is being used or will be used in the foreseeable future to fund Environmental Actions (any dispute about the amount of transfer of funds under this Paragraph to multiple properties in the same state shall be subject to the provisions of Paragraph 91).  If there are no Properties in the same State where Cushion Funding is being used or will be used in the foreseeable future, the excess funds shall be transferred to the Cushion Funding Account.

63. GM-IFG Syracuse Site.  The funding with respect to the IFG Syracuse Site from the Minimum Estimated Property Funding Account and the Reserve Property Funding Account shall be allocated in the following manner: $22,573,341 for remediation within the IFG Syracuse facility property boundaries and $8,548,471 for the property extending from the facility property boundaries to the Route 11 Bridge.  In the event that the existing building structure at the GM-IFG Syracuse Site in New York is demolished or partially demolished, thereby (i) eliminating the need for Long Term OMM Property Funding budgeted for vapor intrusion mitigation, soils management, and interim soils removals, and (ii) requiring additional Environmental Actions not included in the Property’s funding estimates, the Administrative Trustee shall transfer the amount of any remaining Long Term OMM Property Funding budgeted for vapor intrusion mitigation, soils management, and interim soils removals no longer required due to the demolition or partial demolition from the Property’s Long Term OMM Property Funding Account to the Property’s Minimum Estimated Property Funding Account so that this funding becomes available to pay for the additional Environmental Actions required by the demolition.  Upon transfer of the funding to the Property’s Minimum Estimated Property Funding Account, all other provisions applicable to Minimum Estimated Property Funding, including the provisions set forth in Paragraph 61, shall apply.
Sale or Transfer of Environmental Response Trust Property.
64. Notice of the Sale.  Any Property owned by the Environmental Response Trust may be sold or transferred by the Administrative Trustee after the Administrative Trustee provides thirty days’ advance written notice of an intent to sell such Property to, and consults with, the

United States, the relevant State, the Tribe, if applicable, and affected communities where the Property is located.
65. Criteria for the Sale.  In contemplating the sale of all or part of a Property owned by the Environmental Response Trust, the Administrative Trustee shall consider (i) whether the monetary value of the purchase price is sufficient in light of the projected budget for the sale of that Property, taking into account any surplus from past Properties sold or projected shortfall on the sale of the remaining Properties; (ii) the potential for the reuse to create jobs in the State, and the affected community; (iii) other benefits to the State, the Tribe, if applicable, and affected communities (such as increasing tax revenue, reducing blight, and providing a sense of renewal); (iv) avoiding a material increase in the cost of or interference with the Environmental Action; (v) the views of the State, the Tribe, if applicable, and affected communities; and (vi) the reputation and credibility of the prospective purchaser.
6640. Proceeds from the Sale. The proceeds from the sale of any Property owned by the Environmental Response Trust shall be transferred to the Administrative Funding Account.  At no time shall any portion of the funding in any part of the Environmental Response Trust be transferred to any purchaser or transferee of a Property.  Upon the transfer or sale of any Property, the funding with respect to Environmental Action as provided in this Settlement Agreement and the Trust Agreement will continue to be available for the performance of Environmental Actions except as provided in Paragraph 67.
67. Cleanup as Part of the Sale. The Administrative Trustee cannot require, as a condition of the sale or transfer of the Property, that a prospective purchaser perform all or some portion of the Environmental Action if there are available funds in the Minimum Estimated Property Funding Account, Reserve Property Funding Account or Cushion Funding Account to

perform the Environmental Action with respect to such Property.  If the purchaser agrees to perform all or some portion of the Environmental Action, the funds representing the cost of the Environmental Action being performed by the purchaser shall be transferred from the applicable Minimum Estimated Property Funding Account, Reserve Property Funding Account and/or Long Term OMM Property Funding Account by the Administrative Trustee to (i) the Administrative Funding Account to cover any shortfall in the projected budget for the sale of that Property, and then to (ii) the Cushion Funding Account.  The funds can be transferred immediately provided the purchaser posts financial assurance on terms that are satisfactory to the applicable Lead Agency, or transferred after the completion of the Environmental Action provided the Lead Agency, in consultation with the Support Agency, agrees that the purchaser satisfactorily completed its portion of the Environmental Action.  The transfer of funds representing the cost of such Environmental Action shall be consistent with (1) the funds budgeted or contemplated for the Environmental Action; (2) acceptable to the Administrative Trustee after consultation with the Lead Agency; and (3) the requirements for transferring excess funds out of such accounts as set forth in Paragraphs 60 through 62 of this Settlement Agreement.  If the above criteria are met, the Lead Agency and the Support Agency shall not object to the Administrative Trustee transferring the funds associated with the purchaser’s cleanup out of the Minimum Estimated Property Funding Account or Reserve Property Funding Account.
68. GMNA Car – Wilmington Site.  Notwithstanding the provisions of Paragraph 67 regarding the transfer of funds from the Minimum Estimated Property Funding Account, Reserve Property Funding Account, and the Long Term OMM Property Funding Account, the amount of funding provided by the Delaware Department of Natural Resources and

Environmental Control (“DNREC”) to Fisker Automotive, Inc. (“Fisker”) as a grant under the Delaware Brownfields Program to conduct sampling required under the Brownfield Development Agreement entered into between DNREC and Fisker, dated, May 28, 2010, to establish a baseline of pre-existing conditions (“Baseline Investigation”) at the former GM Assembly Plant in Wilmington, Delaware (the “GM Wilmington Plant”), up to the amount of $225,000, and expended by Fisker, to conduct the GM Wilmington Plant Baseline Investigation (i) shall be deemed to be part of the funding provided for a site-wide remedial investigation and feasibility study; and (ii) shall not be transferred out of the Minimum Estimated Property Funding Account pursuant to Paragraph 67.  Consistent with the settlement agreement between DNREC and MLC, dated June 8, 2010 and approved by the Bankruptcy Court on June 29, 2010, DNREC shall be reimbursed from the Minimum Estimated Property Funding Account as provided for in this Settlement Agreement, for the amount of funding provided by DNREC to Fisker, and expended by Fisker, to conduct the GM Wilmington Plant Baseline Investigation, up to $225,000.  Debtors have commenced some preliminary environmental investigation at the GMNA Car – Wilmington Site, which may, upon approval by DNREC, become part of a site-wide remedial investigation and feasibility study.
69. Protections from Future Environmental Liability.  Given the unique circumstances of the Bankruptcy Cases, U.S. EPA, the States and, if applicable, the Tribe, shall work with the prospective purchaser(s) of the Properties with funding for Environmental Actions under the Environmental Response Trust to address the liability concerns for the Property.  If the prospective purchaser determines that the self-executing statutory protection provided for bona fide prospective purchasers of contaminated sites under CERCLA or other statutory protections provided to purchasers of contaminated sites under applicable state law (including but not limited to Michigan’s Natural Resources and Environmental Protection Act, MCL 324.20101 et seq.), are not sufficient to address the prospective purchaser’s liability concerns, the U.S. EPA, relevant State and, where applicable, the Tribe, shall upon request use one or more of the following enforcement or liability clarification tools for a Property to address the liability concerns of prospective purchasers for existing contamination (provided the purchasers comply with the requirements set forth in Paragraph 73(1)-(5):
•	Prospective Purchaser Agreements or equivalent agreements under applicable State law (PPAs);
•	Bona Fide Prospective Purchaser Work Agreements or equivalent agreements under applicable State law (BFPP Work Agreements); or
•	Comfort/Status Letters or equivalent letter under applicable State practice.

U.S. EPA, the States, and the Tribe retain their enforcement discretion to select the appropriate enforcement or liability clarification tool from the options set forth in the three preceding bullet points.
70. U.S. EPA and the applicable State may enter into PPAs with the prospective purchaser that will provide the prospective purchaser with a covenant not to sue for existing contamination at the time of purchase.  The purchaser would be responsible for any new contamination or the exacerbation of existing contamination.
71. If the prospective purchaser is willing to conduct environmental work at the site, either by undertaking the on-going or planned Environmental Actions or enhancing the on-going or planned Environmental Actions, U.S. EPA and the State may enter into a BFPP Work Agreement (or an Administrative Order on Consent) to address the scope of the work to be performed and the obligations that the prospective purchaser has with regard to existing contamination.  The BFPP Work Agreement will provide the prospective purchaser with a covenant not to sue for existing contamination and for the work performed (subject to the prospective purchaser’s performance of the agreed upon work), or liability concerns will be addressed by way of a PPA or Comfort/Status Letter.
46. U.S. EPA and the State may issue Comfort/Status Letters to the prospective purchaser regarding the on-going or planned Environmental Action at a Property.
47. In order to receive an enforcement or liability clarification tool as provided by Paragraph 69 of this Settlement Agreement, in all cases the prospective purchaser would be required to:
1.	Undertake efforts to be informed about and knowledgeable of the environmental condition of the Property.

2.	Comply with or institute land use restrictions and not impede the effectiveness or integrity of the ongoing or completed cleanup and institutional controls;

3.
Take reasonable steps to stop any continuing release, prevent any threatened future release and prevent or limit any human, environmental, or natural exposure to any previously released Hazardous Substances.  This will be a site-specific, fact-based inquiry;

4.	Provide cooperation, assistance and access to governmental agencies and their representatives; and

5.	Comply with information requests and administrative subpoenas and provide legally required notices.

Nothing in this Paragraph 73 shall require a prospective purchaser to perform all or some portion of the Environmental Action if there are sufficient funds in the Minimum Estimated Property Funding Account, Reserve Property Funding Account or Cushion Funding Account to perform the Environmental Action.
74. Coordination of Redevelopment and the Environmental Action.  The Administrative Trustee and the applicable Lead Agency shall work together to attempt to integrate the redevelopment of the Property with the timing and the sequencing of the Environmental Action.  The Lead Agency and the Administrative Trustee shall communicate with the prospective purchaser and/or the affected communities, including local economic development officials, so that the purchaser and/or affected communities can integrate redevelopment with the timing and sequence of the Environmental Action.  The Administrative Trustee and the Redevelopment Manager shall make a good faith effort to obtain input regarding the reuse and redevelopment of the Property from the affected communities during the sale process, including and without limitation, the consideration of community-preferred end uses when marketing any Property and prior to entering into a sales agreement with a prospective purchaser for any Property.  Consistent with the terms of this Settlement Agreement and the Trust Agreement, the Administrative Trustee, the Redevelopment Manager and the relevant Cleanup Manager shall cooperate with any Lead Agency or Support Agency that has identified acceptable funding sources for any Property other than the funding provided by the Environmental Response Trust to maximize the use of such additional funds and coordinate the efficient implementation of Environmental Actions and redevelopment activities at the Property, including, where feasible, through coordinated contracting.  Except as provided under Paragraph 68 hereof, the availability or use of any such funding sources at an Property shall not result in or be the basis for a reduction of the Property’s Minimum Estimated Funding, Reserve Funding Account or Long Term OMM Property Funding, and shall not result in or be the basis for the denial of access to any Cushion Funding with respect to that Property.
75. Sales of Property After Execution of Settlement Agreement But Prior to the Effective Date.  With respect to any Property sold by the Debtors prior to the Effective Date, the United

States and the applicable State (and the Tribe in the case of the Massena, New York Property) must approve the terms of the sale in writing, in which event the funding obligations and other provisions of the Settlement Agreement and Trust Agreement shall continue to apply to that property in the same manner as obligations at properties that continue to be owned by Debtors.
76. Audits of the Environmental Response Trust.  An independent certified public accountant shall conduct a financial audit, an agreed upon procedures engagement, or similar engagement, of the assets and liabilities of the Environmental Response Trust once every year, the costs of which shall not exceed $250,000 per audit.  The accountant will be selected by the United States in consultation with the States and the Tribe, and the same accountant shall not conduct more than three consecutive audits.  Within fifteen days of completing the financial audit report, the accountant shall provide a copy of the financial audit report to the Governments.  The accountant’s compensation and expenses will be paid from the Administrative Funding Account.  The accountant shall provide a written report of the financial audit to the United States, the States, the Tribe, and the Administrative Trustee.  No earlier than 10 years from the Effective Date, and at any time thereafter, the Administrative Trustee may propose the discontinuation or reduction of the frequency of the financial audits.  Such proposal shall be subject to the approval of the United States, the States, and the Tribe, which shall not be unreasonably withheld.
77. Completion of Environmental Actions.  For each Property, subject to the provisions of Paragraphs 60 through 62, any funds remaining in the Minimum Estimated Property Funding Account and the Reserve Property Funding Account shall be used to fund any remaining long term OMM requirements and implement institutional controls or deed restrictions required by the Lead Agency for the protection of human health or welfare or the environment.  Upon completion of all required Environmental Actions for all Properties, including all long term OMM, any funds remaining in the Minimum Estimated Property Funding Accounts, Reserve Property Funding Accounts ten years after the Effective Date, Long Term OMM Property Funding Accounts, and Cushion Funding Account shall be transferred to the Hazardous Substances Superfund upon completion of required Environmental Actions for all Properties.
78. Access to Property.  The Administrative Trustee shall at all reasonable times provide Lead Agencies and the Support Agencies, as designated representatives of the Lead Agencies, as well as their contractors or consultants access to all relevant portions of the Properties that the Environmental Response Trust owns for the purposes of conducting Environmental Actions.
79. Existing Financial Assurance in Massachusetts.  In the case of Massachusetts, no later than December 15, 2010, MLC and Massachusetts shall undertake steps necessary to arrange for transfer, on or before the Effective Date, of $786,944, the total current value of the existing penal surety bond for the Framingham Landfill Site, bearing Surety’s bond number K07593867, and MLC shall cause to be transferred $786,944 into an expendable trust to be established pursuant to Mass. Gen. Laws ch. 6A, § 6, and 801 C.M.R. §§ 50.00, et seq (the “Expendable Trust”).  The Expendable Trust will satisfy the Debtors’ and the Environmental Response Trust’s financial assurance obligation for the Framingham Landfill Site and be retained and used solely to conduct or finance long term OMM at or in connection with the Framingham Landfill Property after the Long Term OMM Property Funding Account for that Property has been exhausted.  Cushion Funding shall not be available to finance long term OMM costs at or in connection with the Framingham Landfill Property unless and until the

Expendable Trust has been exhausted.  In all other respects the Framingham Landfill Property shall have access to Cushion Funding funds provided that all applicable requirements for access to Cushion Funding under this Settlement Agreement have been met.
80. Existing Financial Assurance in Illinois.  In the case of Illinois, no later than December 15, 2010, MLC and Illinois shall undertake steps necessary to arrange for release of the existing surety bond for the Danville Site and transfer the collateral on that bond into a trust fund on or before the Effective Date in accordance with 35 Ill. Adm. Code 807.661, in the forms specified by Illustration A in 35 Ill. Adm. Code 807 Appendix A, as modified by Illinois, (the “807 Trust Fund”) on or before the Effective Date.  The 807 Trust Fund will satisfy the Debtors’ and the Environmental Response Trust’s financial assurance obligations for the Danville Site and be retained and used solely to conduct or finance closure and post-closure Environmental Actions at or in connection with the Danville Site after the Long Term OMM Property Funding Account for that Property has been exhausted.  The Danville Site shall not have access to Cushion Funding fund to finance unforeseen closure and post-closure costs at or in connection with the Property unless and until the 807 Trust Fund has been exhausted, but shall in all other respects have access to Cushion Funding funds where (i) the Property’s Minimum Estimated Property Funding and Reserve Property Funding have been exhausted, or the Long Term OMM Property Funding has been exhausted; and (ii) the otherwise applicable requirements for access to Cushion Funding funds under this Settlement Agreement have been met.
81. Existing Financial Assurance in Michigan.  In the case of Michigan, on or before the Effective Date, MLC and Michigan shall take all necessary steps to cancel the performance bonds for closure and/or postclosure care for the Pontiac North Property (Bond

No.K0748916A), Chevrolet-Pontiac-Canadian Pontiac Fiero Assembly Plant Property (Bond No. K07489158), GMNA Buick City Property (Bond No. K07489171), and Coldwater Road Landfill Property (Bond No. K07489225) issued to the Michigan Department of Natural Resources and Environment (the “MDNRE”) under Part 111 of the Natural Resources and Environmental Protection Act, MCL 324.11101 et seq., and its implementing rules, MAC R 299.9705 with such cancellation to be effective only upon the full funding of the Environmental Response Trust as required under paragraph 32 of this Settlement Agreement.  The Director of MDNRE, as beneficiary of the bonds, or his or her designee, will cancel the bonds subject to and in reliance upon (i) the entry of a Court order requiring that the financial assurance in place be cancelled at the same time as, and no sooner than, the Environmental Response Trust is funded in full as required under Paragraph 32 of this Settlement Agreement; (ii) the funding being provided to the Environmental Response Trust to cover the Environmental Actions for which the bonds were issued; and (iii) the Environmental Response Trust's agreement to perform the Environmental Actions for which the bonds were issued, in accordance with the provisions of this Settlement Agreement.  On or before the Effective Date, Michigan will also take all necessary steps to cancel the Agreement and Acceptance of Certificate of Deposit for the Linden Road Landfill Property (General Motors Standby TR/EPA Account No. 131365 with the Bank of New York, CUS #S86677980) and direct the issuing financial institution to transfer such funds to the designated recipient with such cancellation and transfer of funds to be effective only upon the full funding of the Environmental Response Trust as required under Paragraph 32 of this Settlement Agreement.
82. Disposition of Estate Assets Upon Termination of Trust.  Upon any termination of the Environmental Response Trust, the disposition of all Properties remaining in the

Environmental Response Trust shall be governed by applicable State, tribal and federal law, or by future agreement of the Administrative Trustee, the United States and the applicable State and Tribe, or by order of the Bankruptcy Court.  Neither the United States nor any State or the Tribe shall be required to accept an ownership interest in any Properties remaining in the Environmental Response Trust upon its termination.  In no event shall any of the Properties or other assets owned by the Environmental Response Trust be transferred to the Debtor.
83. Miscellaneous Provisions.  The Administrative Trustee shall at all times seek to have the Environmental Response Trust treated as a “qualified settlement fund” as that term is defined in Treasury Regulation section 1.468B-1.  Approval of the Bankruptcy Court shall be sought, and the Bankruptcy Court shall retain continuing jurisdiction over the Environmental Response Trust and each of that trust’s accounts sufficient to satisfy the requirements of Treasury Regulation section 1.468B-1.  The Administrative Trustee shall not elect to have the Environmental Response Trust treated as a grantor trust.  The Environmental Response Trust shall be treated as a separate taxable entity.  The Administrative Trustee shall cause any taxes imposed on the earnings, gains or other income of the Environmental Response Trust to be paid out of such earnings, gains or other income and shall comply with all tax reporting and withholding requirements imposed on the Environmental Response Trust under applicable tax laws.  The Administrative Trustee shall be the “administrator” of the Environmental Response Trust pursuant to Treasury Regulation section 1.468B-2(k)(3).
84. a.     In no event shall any of the Environmental Response Trust Protected Parties be held personally liable to any third parties for any liability, action, or inaction of any other party including Debtors or any other of the Environmental Response Trust Protected Parties.

b. The Administrative Trustee shall take such actions and execute such documents as are reasonably requested by Debtors with respect to effectuating the transactions contemplated hereby.  To the extent that Debtors request the Administrative Trustee to take such an action, the Administrative Trustee shall do so at the sole expense of Debtors.
c. The Environmental Response Trust is intended to be governed by the terms of the Settlement Agreement and the Trust Agreement and shall not be subject to any provision of the Uniform Custodial Trust Act as adopted by any state, now or in the future.
85. The Environmental Response Trust Protected Parties shall be exculpated and indemnified and held harmless by the Environmental Response Trust, consistent with the provisions of Paragraphs 86, 87 and 88, for any claims, causes of action, or other assertions of liability arising out of or in connection with: (i) the ownership of Environmental Response Trust Assets; (ii) the discharge of duties and powers conferred upon the Environmental Response Trust and/or the Administrative Trustee by this Settlement Agreement, the Trust Agreement and the Plan, any order of the Court, or applicable law or otherwise, including the performance of an Environmental Action on behalf of the Environmental Response Trust and the making of payments in accordance with this Settlement Agreement, the Trust Agreement and the Plan, or any order of court, and the implementing of the provisions of this Settlement Agreement, the Trust Agreement and the Plan or any order of court; or (iii) any claim by or against Debtors.
86. Unless a determination is made by a Final Order of the Bankruptcy Court finding that an Environmental Response Trust Protected Party committed fraud or willful misconduct in relation to the Environmental Response Trust Protected Party’s duties, any judgment against that Environmental Response Trust Protected Party shall be paid solely from the Minimum

Estimated Property Funding Account or Reserve Property Funding Account for the relevant Property if the judgment relates to an Environmental Action at the Property, and otherwise shall be paid from the Administrative Funding Account, and without the Environmental Response Trust Protected Party having to first pay from its own funds for any liability.  Unless a determination is made by a Final Order of the Bankruptcy Court finding that an Environmental Response Trust Protected Party committed fraud or willful misconduct in relation to the Environmental Response Trust Protected Party’s duties, any costs of defense of that Environmental Response Trust Protected Party shall be paid from the Administrative Funding Account, and without the Environmental Response Trust Protected Party having to first pay from its own funds for any liability.  In the event that the judgment is paid from the Minimum Estimated Property Funding Account or Reserve Property Funding Account, any payment shall be limited to funds in the Minimum Estimated Property Funding Account or the Reserve Property Funding Account for the relevant Property or the Administrative Account, as applicable.  No Environmental Response Trust Protected Party shall be personally liable unless the Bankruptcy Court, by a Final Order, finds that it committed fraud or willful misconduct after the Effective Date in relation to the Administrative Trustee’s duties.
87. The Environmental Response Trust Protected Parties and the Environmental Response Trust are exculpated by all persons or entities, including without limitation, holders of claims and other parties in interest, of and from any and all claims, causes of action and other assertions of liability arising out of or in connection with the matters contained in Paragraph 85(i), (ii) and (iii) of this Agreement.  No person or entity, including without limitation, holders of claims and other parties in interest, shall be allowed to pursue any claims or cause of action against any Environmental Response Trust Protected Party or the Environmental

Response Trust for any claim against Debtors, for making payments in accordance with this Settlement Agreement or any order of court, or for implementing the provisions of this Settlement Agreement, the Trust Agreement, the Plan or any order of a court with competent jurisdiction.  However, nothing in this Settlement Agreement or the Trust Agreement shall preclude the Governments from enforcing their rights under this Settlement Agreement or the Trust Agreement against an Environmental Response Trust Protected Party or the Environmental Response Trust, including but not limited to any rights relating to a finding by Final Order of fraud or willful misconduct.  Notwithstanding the foregoing, in no event shall the Environmental Response Trust Protected Parties be personally liable for any monetary damages other than upon a finding of fraud or willful misconduct by Final Order, except as otherwise agreed in writing by the relevant Environmental Response Trust Protected Parties.
88. There shall be an irrebuttable presumption that any action taken, or not taken, with the approval of the Bankruptcy Court or other court with jurisdiction does not constitute willful misconduct.
89. Except as may otherwise be provided herein: (i) the Environmental Response Trust Protected Parties or the Environmental Response Trust may rely, and shall be protected in acting upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by them to be genuine and to have been signed or presented by the proper party or parties; (ii) the Environmental Response Trust Protected Parties may consult with legal counsel, financial or accounting advisors and other professionals and shall not personally be liable for any action taken or not taken in accordance with the advice thereof; and (iii) persons or entities dealing with the Environmental Response Trust and the Environmental Response Trust Protected Parties shall look only to the

Environmental Response Trust assets that may be available to them consistent with this Settlement Agreement and the Trust Agreement to satisfy any liability incurred by the Environmental Response Trust and the Environmental Response Trust Protected Parties to such person or entity in carrying out the terms of this Settlement Agreement, the Trust Agreement, the Plan or any order of the Bankruptcy Court, and the Environmental Response Trust Protected Parties shall have no personal liability absent a finding by Final Order of fraud or willful misconduct.
90. Neither the United States, the States, the Tribe, nor any of the Debtors shall be deemed to be an owner, operator, trustee, partner, agent, shareholder, officer, or director of the Environmental Response Trust or the Environmental Response Trust Protected Parties, or to be an owner or operator of any of the Properties on account of this Settlement Agreement, the Trust Agreement, or actions contemplated by the Settlement Agreement and/or Trust Agreement.
V.           ALTERNATIVE DISPUTE RESOLUTION
91. The Parties recognize that alternative dispute resolution may lead to the more efficient resolution of disputes in many circumstances and where appropriate and upon agreement of the relevant Parties, will engage in non-binding informal dispute resolution prior to petitioning the Court to resolve any dispute under this Settlement Agreement.
VI.           OUTSTANDING OBLIGATIONS
92. Subject to the provisions of Paragraph 34 of this Settlement Agreement, Debtors shall continue, at their own expense, the operations of any required Environmental Actions being performed by any Debtor at a Property until the payments required by Paragraph 32 of this

Settlement Agreement are made, including, but not limited to, environmental monitoring activities.
93. Notwithstanding any other provisions in this Paragraph 93 to the contrary, upon Debtors’ completion of the payments and transfers to the Environmental Response Trust provided for herein, Debtors and their successors shall have no further obligations to perform work pursuant to any outstanding consent decree, agreed order, administrative order on consent, or administrative order issued unilaterally by EPA or any of the Governments regarding any of the Properties, provided, however, that Debtors shall produce, or make available for production, to the United States or any State with respect to a Property as to which such State is a party to any order or consent decree, any records relating to the Property, and such records should be provided in the state and condition in which such records are found.  Upon the Effective Date the Lead Agency may, as necessary, substitute the Environmental Response Trust for the applicable Debtor in any outstanding consent decree, administrative order or other settlement agreement with the relevant Lead Agency regarding any of the Properties so long as the amended or substituted decrees or orders are not inconsistent with the terms of, and funding provided under, this Settlement Agreement and the Trust Agreement.  Specifically with respect to Administrative Order, Index No. CERLCA-02-2010-2027 (August 18, 2010), Administrative Order, Index No. II CERCLA-20215 (August 18, 1992), and Administrative Order, Index No. II-CERLCA-20207 (March 31, 1992) as modified by Amendment to Administrative Order, Index No. II-CERLCA-20207 (August 30, 1999) , which relate to the Massena Property, and NYS Department of Environmental Conservation Administrative Orders on Consent, Index Numbers D-7-001-97-06 (September 25,1997) and D7-0008-97-06 (July 15,1999) which relate to the IFG Property (the “Orders”) upon the

Effective Date, the Environmental Response Trust shall be substituted as respondent to such Orders and the Environmental Response Trust shall comply with such Orders, so long as the amended or substituted decrees or orders are not inconsistent with the terms of, and funding provided under, this Settlement Agreement and the Trust Agreement, and Debtors shall be removed as respondent from such Orders.  Within six months of the Effective Date, the Lead Agencies shall undertake reasonable efforts to either substitute the Environmental Response Trust for the Debtors in all other outstanding consent decrees, administrative orders or other settlement agreements with the relevant Lead Agency regarding any of the Properties that have ongoing obligations, so long as the amended or substituted decrees or orders are not inconsistent with the terms of, and funding provided under, this Settlement Agreement and the Trust Agreement, or remove the Debtors from such decrees, orders, or agreements.   Specifically with respect to Consent Judgment 92-3740-CE for the General Motors Powertrain Bay City Facility, within six months of the Effective Date, the Lead Agency shall undertake reasonable efforts to modify the judgment to substitute the Environmental Response Trust for the Debtors and limit its obligations to only the portion of the General Motors Powertrain Bay City Facility currently owned by the Debtors and to be transferred to the Environmental Response Trust, the General Motors Powertrain (GMPT) Bay City Property (MLC Site ID 1100), so long as the amended or substituted decrees or orders are not inconsistent with the terms of, and funding provided under, this Settlement Agreement and the Trust Agreement and to substitute New GM for the Debtors for the remainder of the facility.
VII.           COVENANTS NOT TO SUE
94. With respect to the Properties (including releases of Hazardous Substances from any portion of the Properties and all areas affected by migration of such substances emanating from the Properties), and except as specifically provided in Section VIII (Reservation of Rights and Regulatory Authority), upon the Effective Date and Debtors’ transfer of the Properties and full funding of the Environmental Response Trust Accounts as set forth in Paragraphs 30, 31 and 32 of this Settlement Agreement, the United States on behalf of U.S. EPA and the States and Tribe covenant not to sue or assert any administrative or other civil claims or causes of action against Debtors, any successor entity thereto, or the Environmental Response Trust and the Environmental Response Trust Protected Parties under CERCLA, RCRA, and State environmental statutes, as well as any other environmental liabilities asserted in the Government Proofs of Claim.
95. With respect to the Properties, except as specifically provided in Section VIII (Reservation of Rights and Regulatory Authority), the Government Proofs of Claim shall be deemed satisfied in full in accordance with the terms of this Settlement Agreement, the U.S. EPA and the States and Tribe shall not be entitled to file any further claims under CERCLA, RCRA, or State environmental statutes, as well as any other environmental liabilities asserted in the Government Proofs of Claim, whether unsecured, secured, administrative priority or otherwise, and the U.S. EPA and the States and Tribe shall not receive any other distributions in the Bankruptcy Cases on account of such claims.
96. Financial Assurance.  The relevant States and Debtors shall take all necessary steps to cancel or release the financial assurance instruments listed in Attachment D to this Settlement Agreement at the time the Environmental Response Trust is funded.  Upon the Effective Date and Debtors’ transfer of the Properties and full funding of the Environmental Response Trust Accounts as set forth in Paragraphs 30 through 32 of this Settlement Agreement, and the funding of the Expendable Trust for the Framingham Landfill Site in Massachusetts and the

807 Trust Fund for the Danville Landfill Property in Illinois as required by Paragraphs 79 and 80 of this Settlement Agreement, the Governments agree not to seek and covenant not to sue or assert any administrative or other civil claims or causes of action against Debtors, the Environmental Response Trust or the Administrative Trustee, solely in his official capacity, with respect to any financial assurance required under environmental law relating to the Properties.
97. The covenants not to sue in paragraphs 94 through 99 (and the reservations thereto) shall also apply to Debtors’ successors, assigns, officers, directors, employees, and trustees, but only to the extent that the alleged liability of the successor, assign, officer, director, employee, or trustee of Debtors is based solely on its status as and in its capacity as a successor, assign, officer, director, employee, or trustee of Debtors.  For purposes of this Paragraph New GM shall not be considered a successor or assign of Debtors.
98. The covenants not to sue contained in this Settlement Agreement extend only to Debtors, the Environmental Response Trust, the Environmental Response Trust Protected Parties, and the persons or entities described in Paragraph 97 above and do not extend to any other person or entity.  Nothing in this Agreement is intended as a covenant not to sue any person or entity other than Debtors, the Environmental Response Trust, the Environmental Response Trust Protected Parties, the United States, the States, the Tribe, and the persons or entities described in Paragraph 97.  Except as provided in Paragraph 97, the United States, the States, the Tribe, Debtors, and the Environmental Response Trust and the Environmental Response Trust Protected Parties expressly reserve all claims, demands, and causes of action either judicial or administrative, past, present or future, in law or equity, which the United States, States, Tribe, or Debtors or the Environmental Response Trust Protected Parties and the Environmental

Response Trust may have against all other persons or entities, firms, corporations, entities, or predecessors of Debtors for any matter arising at or relating in any manner to the Properties and/or claims addressed herein.
99. Debtors, the Environmental Response Trust and the Administrative Trustee covenant not to sue and agree not to assert claims or causes of action against the United States, the Tribe or the States with respect to the Properties, including but not limited to any direct or indirect claim for reimbursement from (i) the Superfund (established pursuant to the Internal Revenue Code, 26 U.S.C. § 9507) through CERCLA Sections 106(b)(2), 107, 111, 112, 113, 42 U.S.C. §§ 9606(b), 9607, 9611, 9612, 9613, or (ii) any other provision of federal or state law; any claims against the United States, the Tribe or the States, including any of their departments, agencies or instrumentalities pursuant to Section 107 or 113 of CERCLA, 42 U.S.C. §§ 9607, 9613, or State environmental statutes; and any claims arising out of the response activities at the Properties.  Nothing in this Settlement Agreement shall be construed to constitute preauthorization of a claim within the meaning of Section 111 of CERCLA, 42 U.S.C. § 9611 or 40 C.F.R. § 300.700(d), or State environmental statutes.  Nothing herein shall preclude the United States, the States, or the Tribe from consenting to the application or making of a claim.  Debtors covenant not to sue and agree not to assert claims or causes of action against the Environmental Response Trust and the Environmental Response Trust Protected Parties with respect to the Properties.  The Environmental Response Trust and the Administrative Trustee covenant not to sue or assert any claims or causes of action against Debtors and their successors, assigns, officers, directors and employees in their respective capacities as such, with respect to the matters addressed in this Settlement Agreement or acts or omissions in connection with, related to, or arising out of the negotiations or consummation of this

Settlement Agreement or the holding, administration, investigation or remediation of the Properties except for instances of fraud or willful misconduct on behalf of the Debtors or their successors, assigns, officers, directors or employees.  In the event that an Environmental Response Trust Protected Party asserts a claim or cause of action against the United States, the States, the Tribe or the Debtors with respect to the Properties, then the covenant not to sue provided to that Environmental Response Trust Protected Party under Paragraphs 94 through 99 shall be null and void and have no effect.
VIII.           RESERVATION OF RIGHTS AND REGULATORY AUTHORITY
100. The covenants not to sue set forth in Section VII do not apply to any matters other than those expressly specified therein.  The United States, the Tribe, and the States reserve, and this Settlement Agreement is without prejudice to, all rights against Debtors and the Environmental Response Trust and the Environmental Response Trust Protected Parties or other persons or entities with respect to all matters other than those set forth in Paragraphs 30 and 94 through 98.  The United States, the States, and the Tribe also specifically reserve all rights against Debtors with respect to:
(i)	any action to enforce their rights under this Settlement Agreement;

(ii)
any general unsecured claim with respect to the release of Hazardous Substances into Lower Ley Creek, the Lake Bottom Subsite, or the Salina Landfill Subsite, which are part of the Onondaga Lake Superfund Site in Onondaga County, New York or the Old Ley Creek Channel in Onondaga County, New York.  “Lower Ley Creek” for purposes of this Settlement Agreement shall mean the entire portion of Ley Creek which is downstream from the Route 11 Bridge;

(iii)
any general unsecured claim arising from costs incurred by a Lead Agency or Support Agency for Environmental Actions with respect to a Property prior to June 1, 2009, with respect to MLC and prior to October 9, 2009, with respect to REALM and ENCORE;

(iv)
any claim or cause of action for response costs and injunctive relief under CERCLA Sections 106 and 107, RCRA Sections 3008, 7002 and 7003 or State environmental statutes for future acts taken by the Debtors after the Effective Date that create liability under CERCLA, RCRA, or state law;

(v)	criminal liability;

(vi)	any general unsecured claim arising from damages or injury to, destruction of, or loss of natural resources, and for the costs of any natural resource damage assessments;

(vii)	all rights with respect to any site that is not a Property, other than claims or causes of action for migration of Hazardous Substances emanating from a Property; and

(viii)	all rights with respect to enforcement of state laws related to removal, collection or recovery of mercury-containing switches from end-of-life vehicles.

Debtors’ future acts creating liability under CERCLA, RCRA or state law do not include continuing releases related to Debtors’ conduct prior to the Effective Date.  The United States, the States and the Tribe also reserve, and this Settlement Agreement is without prejudice to any liability of Debtors’ successors, assigns, officers, directors, employees, and trustees for response costs and injunctive relief under CERCLA Section 106 and 107, RCRA Sections 7002 and 7003, and state laws for any future acts taken by any such respective entity after the Effective Date that create liability under CERCLA, RCRA or state law.  Future acts creating liability under CERCLA, RCRA, or state law do not include continuing releases related to such party’s conduct prior to the Effective Date.  The United States, the States and the Tribe also specifically reserve all rights against the Environmental Response Trust and the Environmental Response Trust Protected Parties with respect to any action to enforce their rights under this Settlement Agreement, including but not limited to the right to file suit against the Environmental Response Trust and the Environmental Response Trust Protected Parties at any time for (i) fraud or willful misconduct (with all funds recovered in any such action to be restored to the Environmental Response Trust account or subaccount from which they were taken); (ii) criminal liability; and (iii) any rights reserved under Paragraphs 101 and 102 of this Settlement Agreement.  In no event shall the Environmental Response Trust Protected Parties be personally liable for any monetary damages other than for a finding of fraud or willful misconduct by Final Order.
101. The United States, the States and the Tribe shall retain the right to issue, obtain, or enforce an order against the Environmental Response Trust to perform Environmental Action under applicable law, including an administrative order, provided that any such order or enforcement is not inconsistent with the provisions of the Settlement Agreement or the Trust Agreement.  The Administrative Trustee may enter into a consent decree or consent order with the United States, the States and the Tribe in which a Property is located, and may perform work pursuant to administrative orders issued unilaterally by U.S. EPA, a State or the Tribe under applicable law, to facilitate or conduct Environmental Actions at such Property, provided that any such consent decree, consent order or administrative order issued unilaterally by U.S. EPA, a State or the Tribe is not inconsistent with the provisions of the Settlement Agreement.  Nothing in the Settlement Agreement shall be deemed to limit the information-gathering authority of the United States or the States under Sections 104 and 122 of CERCLA, 42 U.S.C. §§ 9604 and 9622, or any other applicable federal or state law or regulation, or to excuse Debtors or the Environmental Response Trust from any disclosure or notification requirements imposed by CERCLA or any other applicable federal or state law or regulation.
102. Nothing in the Settlement Agreement or the Trust Agreement shall impair any authority of the United States, the States or the Tribe to select or authorize Environmental

Action for any Property under applicable law.  Nothing in this Settlement Agreement shall be deemed to (i) limit the authority of the United States or the States to take response action under Section 104 of CERCLA, 42 U.S.C. § 9604, or any other applicable federal or state law or regulation; (ii) alter the applicable legal principles governing judicial review of any action taken by the United States or the States pursuant to that authority; or (iii) limit or alter any right of access of the United States or the States pursuant to applicable law.  The Lead Agency may bring enforcement actions against the Environmental Response Trust that are not inconsistent with the provisions of the Settlement Agreement in other courts having jurisdiction, provided, however, that the Bankruptcy Court shall have exclusive jurisdiction over any issues relating to (a) approval of budgets and expenditures of budgeted funds (provided, however, that if the Administrative Trustee enters into a consent decree or administrative order on consent, then the Governments may enforce the expenditure of budgeted funds to comply with such consent decree or administrative order on consent in other courts having jurisdiction), (b) changes to a Property’s Minimum Estimated Property Funding, Reserve Property Funding and Long Term OMM Property Funding, if any, (c) access to Cushion Funding Account funds, (d) disputes involving the Administrative Funding Account, or (e) the removal of the Administrative Trustee.  In no event shall the Environmental Response Trust Protected Parties be personally liable for any monetary damages other than for a finding of fraud or willful misconduct by Final Order.
103. Debtors and the Administrative Trustee reserve, and this Settlement Agreement is without prejudice to, all rights, as applicable, against the United States, the States, the Tribe, the Debtors, and the Administrative Trustee with respect to (a) all matters other than those set forth in Paragraph 99, and (b) any action to enforce their rights under the terms of this

Settlement Agreement.  In addition, Debtors’ covenant not to sue under Paragraph 99 shall not apply in the event that the United States, the Tribe, or a State brings a cause of action or issues an order pursuant to the reservations set forth in Paragraph 100, but only to the extent that Debtors’ claims arise from the same response action, response costs, damages, or other relief that the United States, the Tribe, or the State is seeking pursuant to the applicable reservations.
104. Except as provided in Paragraph 100, nothing in this Settlement Agreement shall be construed to create any rights in, or grant any cause of action to, any person or entity not a party to this Settlement Agreement.  Except as provided in paragraph 100, nothing in this Settlement Agreement diminishes the rights of the Governments, pursuant Section 113(f)(2) and (3) of CERCLA, 42 U.S.C. § 9613(f)(2)-(3), or State environmental statutes, to pursue any persons or entities not a party hereto to obtain additional response costs or response actions and to enter into settlements that give rise to contribution protection pursuant to Section 113(f)(2), or State environmental statutes.  Except as provided in Paragraph 97, the Governments expressly reserve all existing rights against all persons or entities not a party to this Settlement Agreement, including New GM.
IX.           CONTRIBUTION PROTECTION
105. The parties hereto agree, and by entering this Settlement Agreement the Bankruptcy Court finds, that this Settlement Agreement constitutes a judicially-approved settlement for purposes of Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2), and that the Debtors and the Environmental Response Trust and the Environmental Response Trust Protected Parties, as of the Effective Date, are entitled to protection from contribution actions or claims as provided by Section 113(f)(2) of CERCLA, 42 U.S.C. § 9613(f)(2) or as may be otherwise provided by law, for “matters addressed” in this Settlement Agreement.  The “matters addressed” in this Settlement Agreement are all costs of Environmental Actions incurred or to be incurred by the U.S. EPA, the States, or the Tribe or any other person or entity relating to or in connection with the Properties, including releases of Hazardous Substances from any portion of the Properties, and all areas affected by migration of such substances emanating from the Properties; provided, however, that the “matters addressed” in this Settlement Agreement do not include (i) any matters reserved in Paragraph 100 of this Settlement Agreement; or (ii) any claims for past costs asserted by potentially responsible parties who are not parties to this Settlement Agreement.
106. Debtors have informed Massachusetts, and hereby state, that they are not seeking contribution protection under Mass. Gen.Laws ch.21E, § 3A(j)(2), so that the comment period referenced in Mass. Gen.Laws ch.21E, § 3A(j)(2) shall be deemed to be closed.
X.           PUBLIC COMMENT
107. This Settlement Agreement will be subject to a public comment period following notice published in the Federal Register and notice under any applicable state law providing for public comment, which may take place concurrent with the judicial approval process under Paragraph 108 hereof.  The United States and any State or Tribe receiving public comment reserve the right to withdraw or withhold their consent if the public comments regarding the Settlement Agreement disclose facts or considerations that indicate that this Settlement Agreement is inappropriate, improper, or inadequate.  The Governments will promptly provide Debtors copies of any public comments received during the public comment period.  At the conclusion of the public comment period, the United States and any State or Tribe taking public comment will provide the Bankruptcy Court with copies of any public comments and their response thereto.  If the United States or any State or Tribe taking public comment withdraws or withholds its consent to the Settlement Agreement prior to the Effective Date, this Settlement Agreement shall be void and have no further force and effect.  Any changes, revisions or amendments to the Settlement Agreement in response to public comment are subject to the approval of all Parties.
XI.           JUDICIAL APPROVAL
108. The settlement reflected in this Settlement Agreement shall be subject to approval by the Bankruptcy Court pursuant to Bankruptcy Rule 9019.  Debtors shall move promptly for court approval of this Settlement Agreement and shall exercise commercially reasonable efforts to obtain such approval.
XII.           PLAN
109. The Debtors shall incorporate this Settlement Agreement into the Plan by reference and approval of this Settlement Agreement shall be a condition precedent to confirmation of the Plan.  The Debtors shall not file a Plan or amend the Plan in a manner inconsistent with the terms and provisions of this Settlement Agreement, take any other action in the Bankruptcy Cases that is inconsistent with the terms and provisions of this Settlement Agreement, or propose terms for any order confirming the Plan that are inconsistent with this Settlement Agreement.  The Governments shall not oppose any term or provision of the Plan or an order confirming the Plan that is addressed by and is consistent with this Settlement Agreement.  The Parties reserve all other rights or defenses that they may have with respect to the Plan.  In the event of any inconsistency between the Plan, any order confirming the Plan, and this Settlement Agreement, the terms of this Settlement Agreement shall control.
XIII.           RETENTION OF JURISDICTION

110. The Bankruptcy Court shall retain jurisdiction over both the subject matter of this Settlement Agreement and the parties hereto, for the duration of the performance of the terms and provisions of this Settlement Agreement for the purpose of enabling any of the parties to apply to the Bankruptcy Court at any time for such further order, direction and relief as may be necessary or appropriate for the construction or interpretation of this Settlement Agreement, or to effectuate or enforce compliance with its terms.
XIV.           EFFECTIVENESS OF SETTLEMENT AGREEMENT
111. This Settlement Agreement shall be effective after the close of the public comment period in accordance with Paragraph 107, and upon approval by the Bankruptcy Court pursuant to Paragraphs 107 and 108 of this Settlement Agreement and upon the Effective Date of the Debtor’s Plan incorporating this Settlement Agreement.
XV.           SIGNATORIES/SERVICES
112. The signatories for the parties each certify that he or she is authorized to enter into the terms and conditions of this Settlement Agreement and to execute and bind legally such party to this document.
113. The Administrative Trustee shall provide all notices to the Governments required by this Settlement Agreement and send copies of all reports, budgets, annual balance statements, and other documents that the Administrative Trustee is required to submit or provide to the Governments under the terms this Settlement Agreement, to the persons identified in Section 5.3 of the Trust Agreement.

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THE UNDERSIGNED PARTIES ENTER INTO THIS SETTLEMENT AGREEMENT

FOR THE UNITED STATES

/s/ ROBERT G. DREHER	/s/ Natalie N. Kuehler
ROBERT G. DREHER Acting Assistant Attorney General Environment and Natural Resources Division U.S. Department of Justice	PREET BHARARA United States Attorney Southern District of New York By: David S. Jones Natalie N. Kuehler Assistant U.S. Attorneys

Date:	10/15/10	Date:	October 19, 2010

/s/ Alan S. Tenenbaum
Alan S. Tenenbaum National Bankruptcy Coordinator Patrick Casey Senior Counsel Environment and Natural Resources Division Environmental Enforcement Section U.S. Department of Justice

Date:	10/15/10

/s/ CYNTHIA GILES
CYNTHIA GILES Assistant Administrator Office of Enforcement and Compliance Assurance U.S. Environmental Protection Agency

Date:	10/9/10

FOR MOTORS LIQUIDATION COMPANY, MLC OF HARLEM, INC., MLCS, LLC, MLCS DISTRIBUTION CORPORATION, REMEDIATION AND LIABILITY MANAGEMENT COMPANY, INC., AND ENVIRONMENTAL CORPORATE REMEDIATION COMPANY, INC.

Date:	October 19, 2010	/s/ Ted Stenger

Ted Stenger
Executive Vice President
Motors Liquidation Company, as agent for each of the foregoing entities
500 Renaissance Center, Suite 1400
Detroit, MI  48243
Tel.:  (313) 486-4044
Fax:  (313) 486-4259
Email:  tstenger@alixpartners.com

Date:	October 19, 2010	/s/ James M. Redwine
James M. Redwine Vice President of Environmental Affairs Motors Liquidation Company, as agent for each of the foregoing entities

Date:	October 19, 2010	/s/ David R. Berz

David R. Berz
Weil, Gotshal & Manges LLP
Attorneys for Debtors and Debtors in Possession
1300 Eye Street, NW, Suite 900
Washington, D.C.  20005
Tel.:  (202) 682-7000
Fax:  (202) 857-0939
Email:  david.berz@weil.coms

FOR THE ENVIRONMENTAL RESPONSE TRUST ADMINISTRATIVE TRUSTEE

EPLET, LLC in its Representative Capacity as the Environmental Response Administrative Trustee of The Environmental Response Trust

Date:	October 19, 2010	By	/ /s/ Elliott P. Laws
Name: Elliott P. Laws Title: Managing Member

Date:	10/12/10	By	/s/ Michael O. Hill
Michael O. Hill Chief Operating Officer and General Counsel The Environmental Response Trust

FOR THE STATE OF DELAWARE

Date:	12 October 2010	/s/ Collin P. O’Mara
Collin P. O’Mara, Secretary Delaware Department of Natural Resources and Environmental Control

Date:	10/12/10	/s/ Robert S. Kuehl
Robert S. Kuehl Deputy Attorney General Delaware Department of Justice

FOR THE STATE OF ILLINOIS AND THE ILLINOIS ENVIRONMENTAL PROTECTION AGENCY

FOR THE STATE OF ILLINOIS LISA MADIGAN, Attorney General of the State of Illinois MATTHEW J. DUNN, Chief Environmental Enforcement/Asbestos Litigation Division

Date:	10-18-10	/s/ THOMAS E. DAVIS
THOMAS E. DAVIS, Chief Environmental Bureau Assistant Attorney General 500 South Second Street Springfield, IL 62706

FOR THE ILLINOIS ENVIRONMENTAL PROTECTION AGENCY

Date:	/s/ JOHN J. KIM
JOHN J. KIM Chief Legal Counsel

FOR THE STATE OF INDIANA

Indiana Department of Environmental Management		Gregory F. Zoeller, Attorney General of Indiana Atty. No. 1958-98

By:	/s/ Thomas W. Easterly	By:	/s/ Patricia Orloff Erdmann
	Thomas W. Easterly Commissioner		Patricia Orloff Erdmann Chief Counsel for Litigation Atty. No. 17664-49A

By:	/s/ Bruce H Palin	By:	/s/ Timothy J. Junk
	Bruce H Palin, Assistant Commissioner Office of Land Quality Ind. Dept. of Environmental Mgmt 100 North Senate Avenue MC 50-01, ICGN 1301 Indianapolis, IN 46204		Timothy J. Junk Deputy Attorney General Atty. No. 5587-02 Office of the Attorney General Indiana Government Center South, Fifth Floor 302 West Washington Street Indianapolis, IN 46204

Date:	Date:

FOR THE STATE OF KANSAS

Date:	/s/ RODERICK L. BREMBY
RODERICK L. BREMBY Secretary Kansas Department of Health and Environment

FOR THE STATE OF MICHIGAN

Date:	/s/

Michael A. Cox
Attorney General

Celeste R. Gill (P52484)
Assistant Attorney General
Environment, Natural Resources and
Agriculture Division
6th Floor, G. Mennen Williams Building
525 West Ottawa Street
P.O. Box 30755
Lansing, MI  48909
Tel.: (517) 373-7540
Fax: (517) 373-1610
gillc1@michigan.gov
Attorneys for the Michigan Department
of Natural Resources and Environment

FOR THE STATE OF MISSOURI

Date:	/s/

CHRIS KOSTER
Attorney General for the State of Missouri

JOHN K. McMANUS
Chief Counsel
Agriculture and Environment Division
P.O. Box 899
Jefferson City, Missouri  65102
Tel.:  (573) 751-8370
Fax:  (573) 751-8796
Email:  jack.mcmanus@ago.mo.gov

Date:	/s/
Leanne Tippett Mosby Director Division of Environmental Quality Missouri Department of Natural Resources P.O. Box 176 Jefferson City, Missouri 65102

FOR THE STATE OF NEW JERSEY

Date:		/s/
PAULA T. DOW Attorney General for the State of New Jersey
	By:	Richard F. Engel Deputy Attorney General Richard J. Hughes Justice Complex 25 Market Street P.O. Box 093 Trenton, New Jersey 08625-0093 Tel.: (609) 984-4863 Fax: (609) 341-5030

FOR THE STATE OF NEW YORK

ANDREW M. CUOMO Attorney General

Date:		/s/
By:
Maureen Leary
Assistant Attorney General
Chief, Toxics Section
NYS Department of Law
Environmental Protection Bureau
The Capitol
Albany, New York 12224-0341
Tel.:  (518) 474-7154
Fax:  (518) 473-2534
maureen.leary@ag.ny.gov

FOR THE STATE OF OHIO

Date:		/s/
RICHARD CORDRAY Attorney General for the State of Ohio
	By:	Michelle T. Sutter Principal Assistant Attorney General 30 E. Broad Street, 26th Floor Columbus, Ohio 43215 Tel.: (614) 752-4316 Fax: (866) 483-1104 Email: michelle.sutter@ohioattorneygeneral.gov

FOR THE COMMONWEALTH OF VIRGINIA

KENNETH T. CUCCINELLI, II ATTORNEY GENERAL

Date:	By:	/s/

Kerri L. Nicholas, VSB # 47230
Assistant Attorney General
Environmental Section
Virginia Office of the Attorney General
900 East Main Street
Richmond, Virginia 23219
(804) 371-8721
knicholas@oag.state.va.us

FOR THE STATE OF WISCONSIN

MATTHEW J. FRANK Secretary

Date:	/s/
ALLEN K. SHEA Deputy Secretary Wisconsin Department of Natural Resources

Approved as to form:	/s/
J.B. VAN HOLLEN Attorney General

Date:	/s/
ANNE C. MURPHY Assistant Attorney General State Bar # 1031600 Attorneys for the State of Wisconsin

FOR THE LOUISIANA DEPARTMENT OF ENVIRONMENTAL QUALITY

Date:	/s/
Cheryl Sonnier Nolan Assistant Secretary Office of Environmental Services Louisiana Department of Environmental Quality

FOR THE MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION

MASSACHUSETTS DEPARTMENT OF ENVIRONMENTAL PROTECTION By its attorney,

MARTHA COAKLEY, ATTORNEY GENERAL

Date:	By:	/s/

Carol Iancu, MA BBO # 635626
Assistant Attorney General
Environmental Protection Division
Massachusetts Office of the Attorney General
One Ashburton Place, 18th Floor
Boston, MA 02108
(617) 963-2428
carol.iancu@state.ma.us

FOR THE DEPARTMENT OF ENVIRONMENTAL PROTECTION OF THE COMMONWEALTH OF PENNSYLVANIA

Date:	/s/
Susan Shinkman Chief Counsel Office of Chief Counsel Rachel Carson State Office Building 400 Market Street Harrisburg, Pennsylvania 17101-2301

FOR THE SAINT REGIS MOHAWK TRIBE

Date:	/s/
McNAMEE, LOCHNER, TITUS & WILLIAMS, P.C. John J. Privitera, Esq. Jacob F. Lamme, Esq. 677 Broadway Albany, New York 12207 Tel.: (518) 447-3200 Fax: (518) 426-4260

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